                                                                    EXHIBIT 10.1

                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 7, 2000, by and among ATMOS ENERGY CORPORATION, a Texas and Virginia corporation ("Atmos"), ATMOS ENERGY MARKETING, LLC, a Delaware limited liability company ("Energy"), WOODWARD MARKETING, INC., a Texas corporation ("WMI"), J.D. Woodward, III, an individual, and Linda Lee Woodward, an individual (collectively, "Woodward"), and James Kifer, an individual, and Rita
B. Kifer, an individual (collectively, "Kifer").

     WHEREAS, WMI owns 55% and Energy owns 45%, respectively, of the membership interests of Woodward Marketing, L.L.C., a Delaware limited liability company (the "LLC");

     WHEREAS, the boards of directors of Atmos and WMI, the stockholders of WMI and the managers of Energy have determined that it is in the best interests of their respective companies, stockholders and owner, to effect the sale of substantially all of the assets of WMI to Energy and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

     WHEREAS, in connection with the sale of substantially all of its assets, WMI has adopted a plan of complete liquidation and dissolution;

     WHEREAS, for federal income tax purposes, it is intended that the sale of assets contemplated hereby, together with such liquidation, will constitute a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, Atmos, Energy, WMI, Woodward and Kifer hereby agree as follows:

     A. On the basis of the representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, at the Closing, WMI shall sell, convey, assign, transfer, and deliver to Energy, and Energy shall purchase and acquire from WMI, all of WMI's assets, franchises, interests, properties, and rights and privileges of every kind and description, real, personal or mixed, tangible or intangible, including all right, title and interest of WMI therein and thereto as all of the foregoing exist immediately prior to the Closing (collectively, exclusive of the Excluded Assets, the "Acquired Assets"), constituting the following:

     (i) All of the LLC Membership Interests owned by WMI and all rights and benefits of WMI under the LLC Documents attributable to the period after the Closing; and

     (ii) 345,500 shares of Common Stock, no par value, of Atmos ("Common
Stock").

Notwithstanding the foregoing, WMI shall retain all of its other assets, including all cash and cash equivalents, all accounts receivable, all notes receivable from Woodward and Kifer, all life insurance policies, all rights to distributions from the LLC contemplated by Section 7.2, all books and records of WMI not related to the LLC, all rights under this Agreement and the

Ancillary Agreements and all rights and benefits under the LLC Documents that, under the terms of the LLC Documents, expressly survive the time when WMI is no longer an owner of LLC Membership Interests or are attributable to the period prior to the Closing (collectively, the "Excluded Assets").

     B. As full payment for the Acquired Assets, WMI will receive the following consideration (the "Purchase Consideration"): (i) 960,000 shares of Common Stock, based upon a value of $24,000,000 at $25.00 per share (the "Base Shares"), (ii) 345,500 shares of Common Stock (the "Included Shares") and (iii) 463,193 shares of Common Stock, based on the Trading Value of the Common Stock as of the date hereof (the "Cumulative Shares").

     C. The portion of the Purchase Consideration constituting the Base Shares shall be subject to adjustment in the circumstances, and to the extent, provided in this Section C, and subject to Section E below. If between the first anniversary of the Closing Date and the Date of Determination, the Closing Price for the Common Stock for each trading day in any period of thirty (30) consecutive days shall have been at least $25.00, no additional consideration shall be payable. If as of the Date of Determination there shall not have been any such period in which the Closing Price shall have been at least $25.00, additional consideration (the "True-up Consideration") shall be payable in respect of the Base Shares issued at the Closing Date. For each Base Share, the True-up Consideration shall be the amount by which the Trading Value as of the Date of Determination is less than $25.00. Any True-up Consideration required to be paid by this Section C shall be paid in shares of Common Stock, valued at the Trading Value as of the Date of Determination, no later than three (3) business days after the Date of Determination.

     D. If any True-up Consideration is required to be delivered pursuant to Section C above, WMI shall also receive an amount (the "Dividend Adjustment") equal to the aggregate amount of dividends and other distributions that would have been received from the Closing Date to the Date of Determination (the "Missed Dividends") on or in respect of the number of shares of Common Stock to be delivered as True-up Consideration. To the extent the Missed Dividends are comprised of cash, the Dividend Adjustment shall be paid in shares of Common Stock, valued at the Trading Value as of the Date of Determination, not later than three (3) business days after the Date of Determination. To the extent the Missed Dividends are comprised of Common Stock, the Dividend Adjustment shall be paid in an equal number of shares of Common Stock.

     E. Notwithstanding Section C above, the aggregate number of shares of Common Stock delivered under Section C above shall not exceed 232,547 shares.

     F.   For purposes of the foregoing:

     (i) The term "Date of Determination" shall mean the earlier of (A) the fifth anniversary of the Closing Date or (B) the date of a Change in Control.

     (ii) The term "Trading Value" shall mean, for any date, the average Closing Price for the Common Stock for the ten (10) then most recent trading days ending on the second trading day prior to such date.

     (iii) The term "Closing Price" shall mean, for any trading day, the closing price for the Common Stock as reported for New York Stock Exchange Composite Transactions or, if the Common Stock is not listed on the New York Stock Exchange, as reported for the principal exchange or system on which such shares are listed or traded.

     (iv) The number, kind and value of shares or other consideration so issuable, and determinations of prices associated therewith, shall be subject to such customary anti-dilution adjustments as shall be determined in good faith by Atmos to reflect any stock splits, reverse stock splits, stock dividends, reclassifications, recapitalizations, mergers, consolidations or other changes in capital structure occurring or for which a record date occurs after the date hereof.

     (v) No certificates representing fractional shares of Common Stock will be issued as a result of the transactions contemplated hereby. If WMI would otherwise have been entitled to receive a fraction of a share of Common Stock, WMI shall receive, in lieu thereof, additional Common Stock in order to round up to the next whole share the Common Stock it is otherwise entitled to receive.

     G. At the Closing, Energy shall assume the executory obligations of WMI under (i) the LLC Documents relating to the period beginning immediately after the Closing Date and (ii) the Bank of America Facility (the "Assumed Obligations"). Notwithstanding any other provisions hereof or any doctrine of law, except for Assumed Obligations, WMI shall retain and Energy shall not assume or agree to pay, perform, or discharge, any liabilities or obligations of WMI, whether known or unknown, accrued or contingent or otherwise, including (i) any liabilities or obligations that WMI owes to any Affiliate, (ii) any liabilities or obligations that relate to the Excluded Assets, (iii) any obligations or liabilities to employees, whether for compensation, under any Employee Benefit Arrangement or by applicable law, rule or regulation, (iv) any liabilities or obligations with respect to any Environmental Requirements or Hazardous Materials, (v) any liabilities for any pending or threatened claims, actions, suits, investigations or proceedings, or (vi) any Taxes (collectively, the "Retained Liabilities").

     H. The parties acknowledge that, as the owners of WMI, Woodward and Kifer will receive consideration for their obligations hereunder as a result of the consideration to be delivered to WMI hereunder.

                                  ARTICLE I.
                        REPRESENTATIONS AND WARRANTIES
                          OF WMI, WOODWARD AND KIFER

     WMI, Woodward and Kifer, jointly and severally, hereby represent and warrant to Atmos and Energy that the statements set forth in this Article I are true, correct and complete, except as set forth in the WMI Disclosure Schedule attached hereto as Exhibit A.
                   ---------

     SECTION 1.1. Organization and Qualification.

     (a) WMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of WMI and the LLC has all requisite corporate or limited liability company power and authority and possesses all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Governmental Authorizations") necessary to own, lease and operate its properties and assets and to carry on its business as it is presently conducted, except where the failure to have any of such Governmental Authorizations would not reasonably be expected to have a Material Adverse Effect on WMI or the LLC. Each of WMI and the LLC is duly qualified as a foreign corporation and limited liability company, respectively, to do business and is in good standing in the State of Texas and each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on WMI or the LLC.

     (b) WMI has not been a subsidiary or division of another corporation or entity at any time during the two-year period prior to the date of this Agreement.

     (c) WMI has heretofore delivered to Atmos and Energy true and complete copies of WMI's Articles of Incorporation and Bylaws, including all amendments thereto, and the LLC Documents, including all amendments thereto.

     SECTION 1.2. Subsidiaries. Other than its 55% ownership interest in the LLC and 345,500 shares of Common Stock, WMI does not own, directly or indirectly, any equity or similar interest in any corporation, partnership, limited liability company, joint venture or other business association or entity. The entire ownership interest in the LLC consists of 100 Units of LLC Membership Interests, all of which are issued and outstanding. All of such ownership interest is duly authorized, validly issued, fully paid and, except as provided in the LLC Documents, non-assessable and free of preemptive rights. WMI and Energy are the only members of the LLC, and no other person or entity owns or has the right to acquire any ownership interest in the LLC by, through or under WMI. Except as provided in the LLC Documents, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character relating to WMI's ownership interest in the LLC or obligating the LLC to issue or sell any such ownership interest, or any securities convertible into or evidencing the right to purchase any such ownership interest or other equity interests in the LLC. There are no obligations, contingent or otherwise, of the LLC to repurchase, redeem or otherwise acquire any of its ownership interest except as provided in the LLC Documents.

     SECTION 1.3. Capitalization. The entire authorized capital stock of WMI consists of 100,000 shares, par value $0.01 per share, of common stock (the "WMI Stock"), of which 1,695 shares of WMI Stock are issued and outstanding.

     SECTION 1.4. Authority Relative to this Agreement. WMI has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a signatory, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which WMI is a signatory have been duly and validly authorized by WMI's board of directors and stockholders, and no other corporate proceedings on the part of WMI are necessary to authorize this Agreement or the Ancillary Agreements to which WMI is a signatory or to consummate the transactions contemplated herein and therein. This Agreement has been, and the Ancillary Agreements to which they are signatories will be, duly and validly executed and delivered by WMI and, assuming that this Agreement constitutes, and the Ancillary Agreements to which they are signatories will constitute when signed, the legal, valid and binding obligations of the other parties hereto and thereto, each such agreement constitutes or will constitute the legal, valid and binding obligation of WMI, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws (including court decisions) and doctrines affecting the rights of creditors generally and general equitable principles.

     SECTION 1.5. No Conflicts.

     (a) Except as set forth in the WMI Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which WMI is a signatory by WMI and the consummation by WMI of the transactions contemplated hereby and thereby do not and will not conflict with or constitute a breach or violation of or default under, or trigger any payment or other material obligations pursuant to, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of WMI or the LLC pursuant to, any contract, indenture, mortgage, loan agreement, note, license, franchise, permit, lease or other instrument to which WMI or the LLC is a party or by which either of them is or may be bound or to which any of their respective properties or assets is subject, nor will such action result in any breach or violation of, or default under, the provisions of the Articles of Incorporation or Bylaws of WMI or the LLC Documents or of any applicable law, administrative regulation or administrative or court decree.

     (b) Except as set forth in the WMI Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are signatories by Woodward and Kifer and the consummation by Woodward and Kifer of the transactions contemplated hereby and thereby do not and will not conflict with or constitute a breach or violation of or a default under, any contract, indenture, mortgage, loan agreement, note or other instrument to which Woodward or Kifer is a party or by which either of them is or may be bound, nor will such action result in any breach or violation of, or default under any applicable law, administrative regulation or administrative or court decree.

     SECTION 1.6. Required Filings and Consents. No authorization, approval or consent of, or registration or filing with, any Person is required for the execution, delivery or performance by WMI, Woodward or Kifer of this Agreement or the Ancillary Agreements to which they are signatories or the consummation by WMI, Woodward or Kifer of the transactions contemplated herein and therein, except (i) the applicable requirements of federal and state securities laws,
(ii) the filing requirements under the Hart-Scott-Rodino Act and (iii) the consents of those Persons listed in Section 1.6 of the WMI Disclosure Schedule.

     SECTION 1.7. Compliance. Neither WMI nor the LLC is in breach, default or violation of, and no event has occurred or is occurring that with notice or lapse of time or both would become a breach, default or violation of (i) WMI's Articles of Incorporation or Bylaws or the LLC Documents, (ii) any law, rule, regulation, order, judgment or decree applicable to WMI or the LLC or by which WMI or the LLC or any of their respective properties is bound or affected, or
(iii) any material contract, indenture, mortgage, loan agreement, note, license, franchise, permit, lease or other instrument to which WMI or the LLC is a party or by which either of them is or may be bound or to which any of their respective property or assets is subject, nor has WMI or the LLC received and not finally resolved any written notice of a breach, default or violation of any of the foregoing nor, to the best of WMI's Knowledge, are any threatened, except for any such breaches, defaults or violations that would not reasonably be expected to have a Material Adverse Effect on WMI or the LLC.

     SECTION 1.8. Contracts. The WMI Disclosure Schedule contains a list of all material contracts, including without limitation, gas purchase agreements, gas sales agreements, pipeline transportation agreements, loan agreements, natural gas hedging, trading and gas commodity futures, options and swap agreements, indentures, commitments, indemnities and other material agreements or arrangements to which WMI or the LLC is a party or by which WMI or the LLC or any of their respective properties is bound as of the date of this Agreement. All such contracts and instruments have been duly and validly authorized, executed and delivered by WMI or the LLC, are in full force and effect and neither WMI nor the LLC are in breach or default of any obligation, agreement, covenant or condition contained in any such contract or instrument, other than breaches or defaults which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on WMI or the LLC; none of such contracts or instruments has been assigned by WMI or the LLC and neither WMI nor the LLC has received written notice of any present condition or fact which would prevent compliance by WMI or the LLC with the terms of any such contract or instrument in all material respects; and neither WMI nor the LLC has received written notice that any other party to any such contract or instrument has any intention not to render full performance in all material respects as contemplated by the terms thereof.

     SECTION 1.9. Financial Statements.

     (a) WMI has heretofore delivered to Atmos and Energy the unaudited financial statements of WMI and the audited financial statements of the LLC for the fiscal years ended December 31, 1998 and 1999 and the unaudited financial statements of WMI and the LLC for the four month period ended April 30, 2000 attached hereto as Schedule 1.9(a) (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects the financial condition, results of operations and cash flows, as the case may be, of WMI and the LLC as of and for the respective dates or periods indicated, except in the case of interim statements, for the omission of note disclosure and normal year end adjustments not expected to be material in amount.

     (b) Since December 31, 1999, and except as contemplated by this Agreement or described in the WMI Disclosure Schedule, (i) WMI and the LLC have conducted their business only in the ordinary course of business and have taken no action of the type referred to in Section 4.1, (ii) to the Knowledge of WMI, there has been no Material Adverse Effect on WMI or the LLC, whether or not arising in the ordinary course of business, (iii) there have been no transactions, agreements or arrangements entered into by WMI or the LLC, other than those in the ordinary course of business, which are material with respect to WMI or the LLC and (iv) there has been no dividend or distribution of any kind declared, paid or made by WMI on its capital stock.

     (c) Neither WMI nor the LLC has any liabilities or obligations (whether accrued, absolute, contingent, known or otherwise) that are material in amount, whether individually or in the aggregate, except for liabilities and obligations that (i) are accrued or reserved against in the balance sheets of WMI and the LLC as of April 30, 2000 included in the Financial Statements, or disclosed in the notes to the balance sheets of WMI and the LLC as of December 31, 1999 included in the Financial Statements, (ii) were incurred after April 30, 2000 in the ordinary course of business consistent with past practice (none of which is materially adverse), or (iii) arise under any contract, commitment or agreement disclosed in the WMI Disclosure Schedule and, in the case of any liability relating to any default, violation or performance at a loss thereunder that could reasonably be expected to have a Material Adverse Effect on WMI or the LLC, are disclosed in the WMI Disclosure Schedule.

     (d) WMI has no trading activity.

     SECTION 1.10. Books and Records. WMI has made available to Atmos and Energy, and will continue to make available to Atmos and Energy, all of the books, records and certificates of WMI and the LLC. The books and records of WMI and the LLC fairly reflect in all material respects the transactions to which WMI or the LLC is or was a party or by which any of their respective properties are or were bound, and such books and records are and have been properly kept and maintained in all material respects, with the revenues, expenses, assets and liabilities of WMI and the LLC accurately recorded therein in all material respects.

     SECTION 1.11. Litigation. The WMI Disclosure Schedule contains a list of all material claims, actions, suits, investigations or proceedings pending or, to WMI's Knowledge, threatened against or affecting WMI or the LLC or any of their respective properties or rights at law or in equity before or by any court, arbitrator or administrative, governmental or regulatory authority or body. None of such claims, actions, suits, investigations or proceedings is reasonably expected to have a Material Adverse Effect on WMI or the LLC or to hinder in any material respect or prevent the consummation by WMI of the transactions contemplated by this Agreement and the Ancillary Agreements. Neither WMI, the LLC nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award reasonably expected to have a Material Adverse Effect on WMI or the LLC.

     SECTION 1.12. Title to, and Condition of, Assets. WMI and the LLC each have good and indefeasible title to, or a valid leasehold interest in, all of its assets and properties, real and personal, including the properties, assets and leasehold interests reflected in the Financial Statements (except for any properties or assets disposed of in the ordinary course of business), necessary or appropriate for the operation of its business, free and clear of all liens, mortgages, pledges, security interests or other encumbrances, except for such liens, mortgages, pledges, security interests or other encumbrances that, if present, would not reasonably be expected to have a Material Adverse Effect on WMI or the LLC (collectively, the "Permitted Encumbrances"). All of the personal property and assets of WMI and the LLC are, in all material respects, in good condition and repair, taken as a whole, ordinary wear and tear excepted, and are adequate and sufficient for the conduct of the business of WMI and the LLC as conducted as of the date hereof.

     SECTION 1.13. Real Property Interests. Neither WMI nor the LLC has ever owned any real property or, except for leases of office facilities, had any interest in real property. All real property now or heretofore leased by WMI or the LLC was and has been used in compliance, in all material respects, with all Environmental Requirements. No Hazardous Materials were or have been generated, stored, transported, disposed of on site or sent off-site by WMI or the LLC from, in, on, at or upon the premises so leased except materials of a type and used and stored in quantities normally used or stored in connection with the operation of office facilities. Neither WMI nor the LLC has received any written notice asserting any violation of Environmental Requirements or any obligation or liability of WMI or LLC to remediate any condition or pay any costs in respect of remediation or other environmental response.

     SECTION 1.14. Taxes.

     (a) Tax Returns Filed and Taxes Paid. All Tax Returns required to be filed by or on behalf of WMI and the LLC have been duly filed (or extensions obtained, as disclosed in the WMI Disclosure Schedule), and such Tax Returns are true, complete and correct in all material respects. All Taxes reflected on such Tax Returns or any subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes that are material in amount, whether individually or in the aggregate, are payable by WMI or the LLC with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. WMI and the LLC have withheld and paid over all Taxes that are material in amount, whether individually or in the aggregate, required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of WMI or the LLC with respect to Taxes, other than liens for Taxes not yet due and payable. Neither WMI nor the LLC does any material business in or derives any material income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns required to be filed by WMI or the LLC have been furnished to Atmos and Energy.

     (b) Tax Returns Furnished. WMI has furnished to Atmos and Energy true, correct and complete copies of (i) income tax audit reports, statements of deficiencies, closing or other material agreements received by the LLC relating to Taxes, and (ii) all federal and state income or franchise Tax Returns for the LLC for all periods ending on and after 1995.

     (c) Tax Deficiencies. To the Knowledge of WMI, no deficiency for any Taxes that are material in amount, whether individually or in the aggregate, has been proposed, asserted, assessed or threatened against WMI or the LLC that has not been resolved and paid in full. WMI and the LLC are neither a party to any action or proceeding for assessment or collection of Taxes, nor has WMI received written notice that such an event has been asserted or threatened against WMI, the LLC or any of their assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of WMI or the LLC.

     (d) Tax Sharing Agreements. Neither WMI nor the LLC is (nor has either of them ever been) a party to any Tax sharing agreement and have not assumed the Tax liability of any other person under contract.

     (e) Tax Elections and Special Tax Status. The LLC is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. From the formation of WMI, all stockholders of WMI have been individuals, and no stockholder of WMI has ever been a person other than a United States person within the meaning of Code Section 7701(a)(30). WMI is not a "foreign person" (as that term is defined in Sections 1445 and 6038A(c)(3) of the Code). The LLC has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the LLC pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. The LLC has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

     (f) Tax Status. From its formation, the LLC has been treated as a partnership for federal tax purposes pursuant to Treasury Regulation Section 301.7701-3. For each taxable year of WMI since its formation, WMI (i) has had a validly existing S corporation election in effect for federal income tax purposes, (ii) has filed all federal Tax Returns as an S corporation, and (iii) has taken no action, and its stockholders have taken no action, that would terminate the S corporation election.

     SECTION 1.15. Employee Benefit Plans. Except as otherwise set forth in the WMI Disclosure Schedule or as not reasonably expected to have a Material Adverse Effect on WMI or the LLC:

     (a) The WMI Disclosure Schedule sets forth (i) the name of each Plan and indicates any Plan that is a "multiemployer plan," as defined in ERISA Section 4001, (ii) the name of any other employee benefit plan as defined in Section 3(3) of ERISA with respect to which WMI, the LLC or any Group Member is a "Party in Interest," as defined in Section 3(14) of ERISA and (iii) the name of any other Employee Benefit Arrangement.

     (b) Each Plan is now, and has been from its inception, administered in accordance with its terms and in compliance in all material respects with the provisions of applicable law, including without limitation ERISA and the Code. Each Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined to be so qualified by the IRS, and nothing has occurred since the date of the last such determination which resulted or is likely to result in the loss of such qualification. All required reports and descriptions of each Plan have been timely filed and distributed as required by ERISA.

     (c) There has not occurred with respect to any Plan any "Prohibited Transaction," as defined in either Section 406 of ERISA or Section 4975 of the Code. With respect to each Plan and Employee Benefit Arrangement and any other similar plan or arrangement either currently or previously terminated, maintained, or contributed to by any current or former Group Member, no event has occurred and no condition exists that after the Closing Date could subject Atmos, WMI or the LLC, directly or indirectly, to any material liability (including liability under any indemnification agreement) under Section 412, 413, 4971, 4975, or 4980B of the Code or Section 302, 502, 515,601, 606, or
Title IV of ERISA.

     (d) There has not occurred with respect to any Plan any "Reportable Event," as defined in Section 4043 of ERISA, for which the thirty-day notice requirement has not been waived under applicable PBGC requirements. No Plan has applied for or obtained a waiver from the IRS of any minimum funding requirement under
Section 412 of the Code. The funding method used in connection with each ERISA Pension Plan meets the requirements of ERISA and the Code and the actuarial assumptions used in connection with each such plan are reasonable, given the experience of such ERISA Pension Plan and reasonable expectations. The fair market value of the plan assets of each Plan are at least equal to (i) the present value of its benefit liabilities (as defined in ERISA Section 4001(a)(16), including any unpredictable contingent event benefits within the meaning of Code Section 412(l)(7), and determined on the basis of assumptions prescribed by the PBGC for purposes of ERISA Section 4044), and (ii) the Projected Benefit Obligations thereunder, as defined in Statement of Financial Accounting Standards No. 87, including any allowance for indexation and ad hoc increases.

     (e) (i) No Plan has been terminated, and no complete or partial withdrawal from or insolvency or reorganization with respect to any "multiemployer plan," as defined in Section 4001 of ERISA, has occurred since the inception of any Plan under circumstances that have given rise to, or would give rise to, any actual or potential liability to the PBGC, or any multiemployer plan, or any other person (excluding liabilities to participants for benefits payable in the normal course of events pursuant to any such termination); (ii) no event or condition exists which presents a risk of termination of any Plan by the PBGC; and (iii) there is no actual or potential liability to the PBGC or any other person (other than any liability for Plan benefits) expected by WMI, the LLC, or any Group Member to be incurred with respect to any Plan, including, but not limited to, any liability for premium payments, for any liability for accumulated funding deficiency as defined in Section 302 of ERISA, or for any minimum funding contribution under Section 302 of ERISA.

     (f) No lien imposed under Section 412(n) of the Code exists in favor of any Plan upon any property belonging to a Group Member.

     (g) WMI has previously delivered or made available to Atmos and Energy true and correct copies of each Plan and each Employee Benefit Arrangement, together with, if applicable, true and correct copies of the annual reports and actuarial reports filed with respect to each such Plan and Employee Benefit Arrangement for the preceding two plan years, summary plan descriptions and any other communications to employees relating to each such Plan and Employee Benefit Arrangement, documents (including financial statements) relating to any trust or third-party funding vehicle, and all letters and other correspondence to and from the IRS, if any, including but not limited to written confirmation of the tax-exempt status or qualification of any Plan under Section 401(a) of the Code.

     (h) Neither (i) WMI, the LLC or any Group Member, or any director, officer, employee or agent of WMI, the LLC or any Group Member has, with respect to any Plan, nor (ii) any Plan or trust created thereunder or trustee or administrator thereof has, engaged in any conduct that would result in any penalties under
Section 502 of ERISA or any liability under Section 409 of ERISA. All benefits due under each Plan and Employee Benefit Arrangement have been timely paid, and no civil or criminal action or claim (other than uncontested claims for benefits) is pending or, to the best of WMI's Knowledge, threatened with respect to any Plan.

All contributions and payments to or with respect to each Employee Benefit Arrangement or Plan have been timely made.

     (i) Each Plan or Employee Benefit Arrangement maintained by WMI, the LLC or any Group Member specifically provides that it may be terminated at any time by its sponsoring employer (subject, in the case of any Plan which is subject to Title IV of ERISA, to the provisions of Section 4041 of ERISA), and there are no circumstances or conditions that exist prior to Closing that would prevent the applicability of those provisions. Each Plan or Employee Benefit Arrangement can be terminated or amended unilaterally by WMI or the LLC on not more than 90 days notice, and none of WMI, the LLC, or any Group Member or any director, officer or employee of any of the foregoing have taken any action that would commit WMI, the LLC or any Group Member to continue any Plan or Employee Benefit Arrangement or any benefit thereunder for any present or former employee of WMI, the LLC or any Group Member or that would prevent WMI, the LLC or any Group Member from changing or terminating any such benefit or plan.

     (j) Neither WMI nor the LLC now have in effect, and neither WMI nor the LLC have previously had in effect, any welfare benefit plan, commitment or arrangement providing for medical or death benefits (whether insured or uninsured) with respect to current or former employees beyond their date of retirement or other termination of service (other than coverage mandated by Section 4980B of the Code and Section 601 of ERISA, the cost of which is fully paid by the former employee or his or her dependents). Except as disclosed in the WMI Disclosure Schedule, no Employee Benefit Arrangement or Plan provides for any severance pay, accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits, forgiveness or modification of loans, or vesting conditioned in whole or in part upon a change in control of any Group Member or any plant closing.

     (k) Neither WMI, the LLC nor any Group Member maintains, participates in, contributes to, or has any obligation to contribute to any liability with respect to any multiple employer plan, or has had any obligation with respect to such a plan during the six years immediately preceding the date of this Agreement.

     SECTION 1.16. Labor Matters. None of WMI's or the LLC's employees is covered by any collective bargaining agreement, and there are no employee activities or controversies (including, but not limited to, any labor organizing activities, election petitions or proceedings or proceedings preparatory thereto, unfair labor practice complaints, labor strikes, employment discrimination claims, disputes, slowdowns or work stoppages) pending or, to WMI's Knowledge, threatened, between WMI or the LLC and any of their respective employees.

     SECTION 1.17. Transactions with Affiliates, Directors, Officers and Employees. The WMI Disclosure Schedule contains a list and description of all agreements, arrangements, commitments or other transactions between WMI or the LLC and any controlling Affiliates of WMI currently in effect or entered into at any time within the three years prior to the date of this Agreement. The WMI Disclosure Schedule contains a list and description of all agreements, arrangements, commitments or other transactions between WMI or the LLC and any of their respective directors, officers, managers or employees (other than managers appointed by Energy) currently in effect or entered into at any time within the three years prior to the date of this Agreement, the terms of which are not generally available or applicable to employees as a group.

     SECTION 1.18. Insurance. WMI has listed in the WMI Disclosure Schedule all insurance policies or binders maintained by the LLC with respect to its properties and business, and the LLC is not in default with respect to any provision contained in any such policy or binder or has not failed to give any material notice or present any material claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder, and the LLC has not received any written notice of any material claim against the LLC that is not fully covered by the listed insurance policies (subject to the deductibles and other terms and provisions thereof). The LLC has not received written notice of cancellation or nonrenewal of any such policy or binder, and the consummation of the Merger will not result in the automatic termination of any of such policies or binders or give the insurance carrier any right to terminate any such policy or binder. WMI does not maintain any insurance policies, nor is it covered by any insurance policies or binders of the LLC.

     SECTION 1.19. Absence of Unethical Business Practices. Neither WMI, the LLC nor, to the best of WMI's Knowledge, any manager of the LLC designated by WMI, or any director, officer, employee or Affiliate of WMI or the LLC (excluding Atmos, Energy or any manager designated by Energy), has directly or indirectly given or agreed to give any gift or similar benefit to any customer, subcontractor, supplier, government employee, or other person who was or is in a possible position to help or hinder WMI or the LLC, which gift or benefit (a) would reasonably be expected to subject WMI or the LLC to any damages or penalties in any civil or criminal proceeding, or (b) would reasonably be expected to have had, singly or in the aggregate, a Material Adverse Effect on WMI or the LLC if not given or continued.

     SECTION 1.20. Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of WMI, the LLC, Woodward or Kifer.

     SECTION 1.21. Limitation on Trading Position. The Net Position of WMI and the LLC does not exceed 2,500,000 MMBTUs. The WMI Disclosure Schedule contains a complete list of all open New York Mercantile Exchange commodity future, option or swap contracts or other gas purchase or gas sales contracts to which WMI or the LLC is a party as of the date hereof, the quantity of natural gas (in MMBTUs) which each contract represents, the current value, in dollars, of each contract, the exercise or strike date of each such contract and the approximate current value (positive or negative) of each contract. On the Closing Date, WMI shall provide Atmos with a revised WMI Disclosure Schedule that will indicate the then current information with respect to such contracts. All such contracts have been incurred in the normal course of business consistent with the amended risk policy of the LLC, copies of which have been distributed to the board of managers of the LLC.

                                  ARTICLE II.
                          CERTAIN REPRESENTATIONS AND
                     WARRANTIES OF WMI, WOODWARD AND KIFER

     WMI and each of Woodward and Kifer, severally (and not jointly), hereby represent and warrant to Atmos and Energy (as to itself or himself, and not the others) that the statements set forth in this Article II are true, correct and complete, except as set forth in the WMI Disclosure Schedule.

     SECTION 2.1. Understanding that Shares will Be Issued without Registration. WMI, Woodward and Kifer understand that the shares of Common Stock to be issued pursuant to this Agreement (the "Shares") will be issued without registration under the Securities Act, in reliance upon exemptions from registration under the Securities Act including the safe harbor provided by Regulation D promulgated under Section 4(2) of the Securities Act. WMI, Woodward and Kifer further understand that such exemptions depend in part upon, and such shares will be issued in reliance on, the representations and warranties made by WMI, Woodward and Kifer in this Article II.

     (a) Investment Intent. WMI, Woodward and Kifer will acquire the Shares for their own respective accounts for investment purposes only and not with a view to resale or other distribution thereof, in whole or in part; provided, however, that, subject to the terms hereof, the disposition of WMIs, Woodward's and Kifer's property shall at all times be within their control; and WMI, Woodward and Kifer will not assign, sell, hypothecate or otherwise transfer the Shares unless (i)(a) a registration statement is in effect under the Securities Act with respect to such Shares or (b) a written opinion of counsel acceptable to Atmos is obtained to the effect that no such registration is required (except for the transfers from WMI to Woodward and Kifer in the liquidation of WMI), and (ii) they have complied with all applicable holding periods imposed by the Securities Act (and the regulations thereunder) and this Agreement. Woodward and Kifer have no reason to anticipate any change in their personal circumstances, financial or otherwise, that would cause or require any sale or distribution of the Shares in violation of this Section 2.1(a).

     (b) Investor Awareness. WMI, Woodward and Kifer acknowledge, agree and are aware that: (i) no United States federal or state or any foreign agency has passed upon the accuracy, validity or completeness of this Agreement or made any finding or determination as to the fairness of an investment in the Shares; (ii) pursuant to the terms of this Agreement, there are substantial restrictions on the transferability of the Shares; (iii) the Shares have not been registered under the Securities Act or under the securities laws of any other jurisdiction;
(iv) an offer or sale of any of the Shares by WMI, Woodward or Kifer in the absence of registration under the Securities Act will require the availability of an exemption thereunder; and (v) a restrictive legend is or shall be placed on the certificates representing the Shares and a notation shall be made in the appropriate records of Atmos indicating that the Shares are subject to restrictions on transfer.

     SECTION 2.2. Accredited Investor. WMI qualifies as an "accredited investor" within the meaning of Rule 501 under the Securities Act, because it has total assets exceeding $5,000,000. J.D. Woodward, III, and James Kifer each qualify as an "accredited investor" within the meaning of Rule 501 under the Securities Act, because either (i) each has an individual net worth, or a joint net worth with their respective spouses, exceeding $1,000,000; or (ii) each had an individual income in excess of $200,000 in each of the two years immediately preceding the date hereof, or each had joint income with their respective spouses in excess of $300,000 in each of those years, and each of J.D. Woodward and James Kifer has a reasonable expectation of reaching the same income level in the current year.

     SECTION 2.3. Receipt of Information; Access to Information. WMI, Woodward and Kifer each acknowledge that they:

     (a) have been furnished with the Articles of Incorporation and Bylaws of Atmos, the Atmos SEC Reports and any documents that may have been made available upon its or his request (collectively, the "Other Documents"), and are capable of understanding and evaluating the risks of acquiring the Shares;

     (b) have been given the opportunity to ask questions of, and receive answers from, Atmos and its officers and employees concerning the terms and conditions of the acquisition of the Shares and other matters pertaining to an investment in the Shares, have been given the opportunity to obtain such additional information necessary to evaluate the merits and risks of acquiring the Shares to the extent Atmos possesses such information, and have received all documents and information that each of them has requested relating to an investment in the Shares;

     (c) have not relied upon any representations or other information (whether oral or written) from Atmos or its directors, officers or affiliates, or from any other persons, other than the representations of Atmos made in this Agreement and the Other Documents;

     (d) are familiar with the nature of and risks attendant to investments in the business of Atmos and securities in general and have carefully considered and have, to the extent each of them believes such discussion necessary, discussed with their respective professional legal, financial and tax advisers the suitability of an investment in the Shares for their respective financial and tax situations and have determined that the Shares are a suitable investment for each of them; and

     (e) have made, and are solely responsible for making, their respective own independent evaluations of the economic and other risks involved in their respective investments in the Shares and their own respective independent decisions to make such investments.

     SECTION 2.4. WMI Stockholders. Woodward and Kifer are the only beneficial and record stockholders of WMI, and no other Person owns or has the right to acquire any shares of capital stock of WMI.

     SECTION 2.5. Authority Relative to this Agreement. Woodward and Kifer have all requisite legal right, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are signatories and to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which they are signatories will be, duly and validly executed and delivered by Woodward and Kifer and, assuming that this Agreement constitutes, and the Ancillary Agreements to which they are signatories will constitute when signed, the legal, valid and binding obligations of the other parties hereto and thereto, each such agreement constitutes or will constitute the legal, valid and binding obligation of Woodward and Kifer, as the case may be, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws (including court decisions) and doctrines affecting the rights of creditors generally and general equitable principles.

     SECTION 2.6. No Conflicts. Except as set forth in the WMI Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are signatories by Woodward and Kifer and the consummation by Woodward and Kifer of the transactions contemplated hereby and thereby do not and will not conflict with or constitute a breach or violation of or a default under, any contract, indenture, mortgage, loan agreement, note or other instrument to which Woodward or Kifer is a party or by which either of them is or may be bound or to which any shares of WMI Stock held by either of them are subject, nor will such action result in any breach or violation of, or default under, any applicable law, administrative regulation or administrative or court decree.

                                 ARTICLE III.
                        REPRESENTATIONS AND WARRANTIES
                             OF THE ATMOS ENTITIES

     The Atmos Entities, jointly and severally, hereby represent and warrant to WMI, Woodward and Kifer that the statements set forth in this Article III are true, correct and complete, except as set forth in the Atmos Disclosure Schedule attached hereto as Exhibit B.
                   ---------

     SECTION 3.1. Organization and Qualification. Atmos is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and the Commonwealth of Virginia. Energy is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Atmos Entities has all requisite corporate or limited liability company power and authority and possesses all Governmental Authorizations necessary to own, lease and operate its properties and assets and to carry on its business as it is presently conducted, except where the failure to have any of such Governmental Authorizations would not have a Material Adverse Effect on Atmos and its Subsidiaries taken as a whole. Each of the Atmos Entities is duly qualified as a foreign corporation or foreign limited liability company, respectively, to do business and is in good standing in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Atmos and its Subsidiaries taken as a whole. Atmos has heretofore delivered or made available to WMI true and complete copies of the Articles of Incorporation and Bylaws of Atmos and the organizational documents of Energy, including all amendments thereto.

     SECTION 3.2.  Capitalization.

     (a) The entire authorized capital stock of Atmos consists of 100,000,000 shares of Common Stock. As of August 4, 2000, (i) 31,794,899 shares of Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and free of statutory preemptive rights, and (ii) no shares of Common Stock are held in the treasury of Atmos. No such shares were issued in violation of any contractual or statutory preemptive rights. As of the date hereof, other than options granted by Atmos under its 1998 Long-Term Incentive Plan and the Long-Term Stock Plan for the United Cities Gas Company Division and stock units under its Equity Incentive and Deferred Compensation Plan for Non-Employee Directors or as described in the Atmos SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Atmos or obligating Atmos to issue or sell any shares of capital stock of, or any securities convertible into or evidencing the right to purchase any shares of capital stock of or other equity interests in, Atmos. There are no obligations, contingent or otherwise, of Atmos to repurchase, redeem or otherwise acquire any shares of Common Stock.

     (b) All of the issued and outstanding member interests of Energy are duly authorized, validly issued, fully paid and nonassessable and owned by Atmos.

     (c) When issued, the Shares will be duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

     SECTION 3.3. Authority Relative to This Agreement. Each of the Atmos Entities has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are signatories and to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which they are signatories have been duly and validly authorized by the board of directors of Atmos and by the managers of Energy, and no other proceedings on the part of the Atmos Entities are necessary to authorize this Agreement or the Ancillary Agreements to which they are signatories or to consummate the transactions contemplated herein and therein. This Agreement has been, and the Ancillary Agreements to which they are signatories will be, duly and validly executed and delivered by the Atmos Entities and, assuming that this Agreement constitutes, and the Ancillary Agreements will constitute when signed, the legal, valid and binding obligations of the other parties hereto and thereto, each such agreement constitutes or will constitute the legal, valid and binding obligation of the Atmos Entities, as the case may be, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws (including court decisions) and doctrines affecting the rights of creditors generally and general equitable principles.

     SECTION 3.4. No Conflict. The issuance by Atmos of the Shares, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are signatories by the Atmos Entities, and the consummation by the Atmos Entities of the transactions contemplated hereby and thereby do not and will not conflict with or constitute a breach or violation of, or a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Atmos Entities pursuant to, any contract, indenture, mortgage, loan agreement, note, license, franchise, permit, lease or other instrument to which the Atmos Entities is a party or by which it is or may be bound or to which any of its property or assets is subject, nor will such action result in any breach or violation of, or default under, the provisions of the Articles of Incorporation or Bylaws of Atmos or the organizational documents of Energy or of any applicable law, administrative regulation or administrative or court decree.

     SECTION 3.5. Required Filings and Consents. No authorization, approval or consent of, or registration or filing with, any Person is required for the issuance of the Shares by Atmos, the execution, delivery or performance by the Atmos Entities of this Agreement or the Ancillary Agreements to which the Atmos Entities are signatories or the consummation by the Atmos Entities of the transactions contemplated herein and therein, except (i) the applicable requirements of federal and state securities laws, (ii) the filing requirements under the Hart-Scott-Rodino Act, and (iii) the approvals of the Colorado Public Utilities Commission, Georgia Public Service Commission, Kentucky Public Service Commission, Illinois Corporation Commission, Tennessee Regulatory Authority, and the Virginia Corporation Commission.

     SECTION 3.6. SEC Filings; Financial Statements, Absence of Undisclosed Liabilities.

     (a) Atmos has filed all forms, reports and documents required to be filed with the SEC since September 30, 1998, and has heretofore delivered or made available to WMI, Woodward and Kifer, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1998 and 1999, (ii) its Quarterly Reports on Form 10-Q for the periods ended December 31, 1999 and March 31, 2000, and (iii) all proxy statements relating to Atmos' meetings of shareholders (whether annual or special) held since September 30, 1999, (iv) all Forms 8-K filed by Atmos with the SEC since September 30, 1999,
(v)all other reports or registration statements filed by Atmos with the SEC since September 30, 1999, and (vi) all amendments and supplements to all such reports and registration statements filed by Atmos with the SEC since September 30, 1999 (collectively, the "Atmos SEC Reports"). The Atmos SEC Reports were prepared in substantial compliance, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Atmos has heretofore delivered or made available to WMI, Woodward and Kifer, its audited consolidated financial statements of Atmos and its subsidiaries (together with the notes thereto) for its fiscal years ended September 30, 1998 and 1999 and its unaudited consolidated financial statements for the period ended March 31, 2000. All such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (subject, in the case of any such financial statements that are unaudited, to year-end adjustments in such amount and of such type as are or will be consistent with adjustments made in prior fiscal years). Such financial statements (together with the notes thereto) fairly, in all material respects, present the financial condition and results of operations and cash flows of Atmos and its Subsidiaries on a consolidated basis at the dates and for the periods set forth therein.

     (c) Since September 30, 1999, there has been no Material Adverse Effect on Atmos or its subsidiaries, taken as a whole, whether or not arising in the ordinary course of business.

     (d) Neither Atmos nor its Subsidiaries have any material liabilities (whether accrued, absolute or contingent) whether individually or in the aggregate, except for liabilities that (i) are accrued or reserved against in the consolidated balance sheet of Atmos and its Subsidiaries, as at September 30, 1999 or reflected in the notes thereto, or are not required by generally accepted accounting principles to be so accrued, reserved or reflected, (ii) were incurred after the date of such balance sheet, (iii)were disclosed in the Atmos SEC Reports.

     SECTION 3.7. Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Atmos Entities.

     SECTION 3.8. Litigation. Except as described in the Atmos SEC Reports, there are no claims, actions, suits, investigations or proceedings pending or, to Atmos' Knowledge, threatened against Atmos or any of its Subsidiaries or any of their respective properties or rights at law or in equity before or by any court, arbitrator or administrative, governmental or regulatory authority or body that are reasonably expected to have a Material Adverse Effect on Atmos and its Subsidiaries, taken as a whole, or to hinder in any material respect or prevent the consummation by the Atmos Entities of the transactions contemplated by this Agreement and the Ancillary Agreements.

                                  ARTICLE IV.
              AGREEMENTS AND COVENANTS REGARDING WMI AND THE LLC

     SECTION 4.1. Conduct of Business by WMI Pending the Closing. Except for the distributions to Woodward and Kifer of certain assets other than the LLC Membership Interests and shares of Common Stock as disclosed in the WMI Disclosure Schedule and contemplated by Section 7.2, between the date of this Agreement and the Closing Date, unless Atmos and Energy shall otherwise agree in writing, WMI shall, and shall cause the LLC to, conduct its business only in the ordinary course and in a manner consistent with past practice; and WMI shall maintain the corporate existence of WMI and the limited liability company existence of the LLC, preserve intact the business and organization of WMI and the LLC, keep available the services of its present officers, employees and consultants, and preserve the relationships and goodwill of WMI and the LLC with its customers, suppliers and other persons with which WMI or the LLC has significant business relations. By way of amplification, but not limitation, except for the distributions to Woodward and Kifer of all its assets other than the LLC Membership Interests and 345,500 shares of Common Stock and distributions contemplated by Section 7.2, WMI shall not, and shall cause the LLC not to, between the date of this Agreement and the Closing Date, directly or indirectly, do any of the following without the prior written consent of Atmos and Energy or, in the case of the LLC, the approval of a Super-Majority in Interest (as defined in the LLC Agreements) (as to which approval neither Atmos nor Energy shall have any obligation):

     (a) amend or otherwise change its Articles of Incorporation or Bylaws or LLC Documents;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of (i)any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other equity interest in, WMI (except in accordance with the WMI Shareholders' Agreement) or the LLC or (ii) any assets of WMI or the LLC (except for sales of assets in the ordinary course of business and in a manner consistent with past practice);

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interest;

     (d) distribute, pay out or set aside any of its cash or assets;

     (e) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock or other equity interests;

     (f) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or acquire any shares of WMI Stock or other equity interests except pursuant to the WMI Shareholders' Agreement;

     (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except, in the case of the LLC, in the ordinary course of business consistent with past practice or the Bank of America Facility;

     (h) enter into or amend any contract, agreement, commitment or arrangement other than in the ordinary course of business consistent with past practice;

     (i) authorize any capital expenditures that are in excess of $150,000 in the aggregate during a calendar year, plus up to $450,000 for compressors and related equipment;

     (j) increase the compensation payable or to become payable to its managers, directors, officers or employees, except for increases in salary or wages of non-officer employees in accordance with past practices, or grant any severance or termination pay or stock options to, or enter into any employment or severance agreement with any manager, director, officer or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former managers, directors, officers or employees, except as required by contract disclosed in the WMI Disclosure Schedule or by law, and except for the termination of consulting and other agreements with former directors of WMI;

     (k) make any loan or advance (except for normal business expense advances) to any of its managers, directors, officers, employees or stockholders, or to any other person or entity or cancel without payment in full any note, loan or other obligation receivable from any manager, director, officer, employee or stockholder or any member of their families or from any corporation or other entity in which any manager, director, officer, employee or stockholder or any member of their families has any direct or indirect interest known to Woodward or Kifer;

     (l) take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures and the filing of Tax Returns (including procedures with respect to the payment of accounts payable and collection of accounts receivable);

     (m) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability or settle, waive or compromise any other material claim, including litigation;

     (n) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or asserted contingent or otherwise), other than as may be paid, discharged or satisfied in the ordinary course of business and consistent with past practice;

     (o) take any action or omit to take any necessary action, which action or omission results in any breach of or constitutes a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or its properties is bound or affected and is reasonably expected to have a Material Adverse Effect on WMI or the LLC; or

     (p) permit the Net Position of WMI and the LLC to exceed 2,500,000 MMBTUs of natural gas.

     SECTION 4.2. No Solicitation of Transactions. WMI will not, and will not authorize or permit the LLC or any manager, director, officer, employee or agent of WMI or the LLC to:

     (a) solicit, initiate or encourage the submission of proposals or offers from any person or entity (other than Atmos, Energy or an Affiliate of Atmos) relating to,

     (b) participate (except with Atmos) in any negotiations regarding, or furnish to any person any information with respect to WMI or the LLC for the purposes of, or

     (c) cooperate with, assist or participate in, facilitate or encourage (except, in each case, with Atmos) any effort or attempt by any person to seek or effect,

any merger or other business combination involving WMI or the LLC or the purchase of all or a substantial portion of WMI's or the LLC's assets or any equity interest in WMI or the LLC. WMI and Atmos will each promptly notify the other if any such proposal or offer, or any inquiry by, or contact with any person with respect thereto, is made.

     SECTION 4.3. Access to Information; Confidentiality. (a) From the date hereof to the Closing Date, WMI will, and will direct the LLC and the managers of the LLC designated by WMI, directors, officers, employees and agents of WMI and the LLC to, permit and afford Atmos, Energy and their respective representatives full and complete access at all reasonable times and with reasonable prior notice to the employees, offices, properties, books and records of WMI and the LLC, including the work papers of its certified public accountants and Tax Returns of WMI, for a due diligence review and will furnish Atmos and Energy with all Tax Returns, financial, operating and other data and information of WMI or the LLC as Atmos or Energy, through its officers, managers, employees or representatives, may reasonably request. In addition, WMI will permit Atmos and Energy to perform other inspections and tests (including leak surveys) of WMI's and the LLC's physical properties as Atmos or Energy may, in its sole discretion and at its sole expense, elect to perform. Further, WMI understands and agrees that Atmos, Energy or their respective employees, agents and representatives may find it appropriate to contact Governmental Bodies in connection with their analyses of certain environmental information concerning WMI or the LLC, and WMI hereby consents to such contact.

     (b) WMI, Woodward and Kifer acknowledge that they may receive or have received from Atmos and Energy information and data regarding Atmos and Energy that is non-public and proprietary in nature. WMI, Woodward and Kifer shall hold in confidence all such information and data and shall ensure that its directors, officers, employees and agents do not disclose such information and data to others without the prior written consent of Atmos or Energy, as the case may be. In the event that this Agreement is terminated, upon receipt of a written request, WMI, Woodward and Kifer will return to Atmos and Energy all such documents and other material (and all copies thereof) obtained from Atmos and Energy, respectively, in connection with the transactions contemplated hereby and will destroy all such documents and other material prepared by WMI, Woodward or Kifer or their agents, representatives or advisors that reflect non-public information received by WMI, Woodward or Kifer in connection with the transactions contemplated hereby.

     SECTION 4.4. Insurance. Through the Closing Date, WMI shall cause the LLC to maintain in full force and effect all of its policies of insurance that were in effect on the date hereof or insurance comparable to the coverage afforded by such policies.

     SECTION 4.5. Preparation of Tax Returns and Payment of Taxes. (a) WMI shall prepare and timely file at its expense, and cause the LLC to prepare and timely file at the LLC's expense, all Tax Returns and amendments thereto required to be filed by WMI or the LLC on or before the Closing Date. WMI and the LLC shall each pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any Material Adverse Effect on WMI or the LLC.

     (b) Atmos shall prepare and timely file at its expense, or cause to be prepared and timely filed, when due, all Tax Returns and amendments thereto required to be filed by the LLC for any Tax periods ending after the Closing Date (including all Tax periods that begin before and end after the Closing
Date). Woodward and Kifer shall have a reasonable opportunity to review and comment on all such Tax Returns and amendments thereto to the extent such Tax Returns cover tax periods that begin before the Closing Date.

     SECTION 4.6. Certain Tax Covenants. Prior to the Closing Date, WMI shall not, and shall cause the LLC not to, take any of the following actions:

     (a) make, revoke or amend any Tax election;

     (b) execute any waiver of restrictions on assessment or collection of any Tax; or

     (c) enter into or amend any agreement or settlement with any Tax Agency.

                                  ARTICLE V.
                           AGREEMENTS AND COVENANTS
                          OF WMI, WOODWARD AND KIFER

     SECTION 5.1. Compliance with Securities Regulations. WMI, Woodward and Kifer shall not sell, offer to sell or otherwise dispose of any Shares for a period of one year after the date of issuance of such Shares, whether issued on the Closing Date or issued after the Closing Date, except for the offer, sale or disposition of the Included Shares to the extent, if any, permitted by Rule 144 under the Securities Act in a transaction which, in the opinion of legal counsel (such opinion being reasonably satisfactory to Atmos), is so exempt from the registration requirements of the Securities Act. After such one-year periods, WMI, Woodward and Kifer shall not sell, offer to sell or otherwise dispose of any Shares, except (A) pursuant to an effective registration statement or (B)in a transaction which, in the opinion of legal counsel (such opinion being reasonably satisfactory to Atmos), is exempt from the registration requirements of the Securities Act. WMI, Woodward and Kifer acknowledge that certificates representing the Shares may contain a legend setting forth the restrictions that such shares may be sold only as provided herein. Notwithstanding the foregoing, the Shares may be transferred to Woodward and Kifer in the liquidation of WMI.

     SECTION 5.2.  Covenant Not to Compete.

     (a) Other than in the course of performing their duties from their employment by Atmos or the LLC, WMI, J.D. Woodward and James Kifer will not, for a period of five years from and after the Closing Date (the "Non-Competition Period"), directly or indirectly (whether through WMI, any Affiliate or otherwise), engage in any of the following activities in the States of Texas and Tennessee, and all other States in which WMI or the LLC has or has had customers, to or from which WMI or the LLC has purchased or sold natural gas, or in which the other parties to the contracts of WMI or the LLC for the purchase or sale of natural gas, or any other future, option, swap or other derivative instrument in respect thereof, are or were located (collectively, the "Non-Competition Area"): (i) conduct or participate in any business or enterprise involved in purchasing and selling natural gas, entering into or trading in contracts for the purchase or sale of natural gas, and any future, option, swap or other derivative instrument in respect thereof, including the gas marketing business of providing natural gas or derivatives thereof to municipalities and industrial customers, or (ii) solicit, attempt to solicit or assist any other person or entity in soliciting or attempting to solicit customers of the business operated by WMI or the LLC prior to the Closing Date or the employees of WMI or the LLC prior to the Closing Date to cease doing any business with the LLC or ceasing their employment with the LLC. J.D. Woodward and James Kifer shall not be deemed to be so competing solely by reason of purchasing or owning securities in companies listed on the New York Stock Exchange, the American Stock Exchange, or quoted on the National Association of Securities Dealers Automatic Quotation System (NASDAQ), provided that the direct and beneficial ownership of any class of securities in any of such entities by them, together with their respective Affiliates, is less than 2% of the aggregate number of outstanding units, interests or units of such class of securities. The parties hereto expressly acknowledge and agree that (A) the agreements set forth in this
Section 5.2 contain reasonable limitations as to time, geographical area and scope of activity, (B) WMI, J.D. Woodward and James Kifer have heretofore been engaged in purchasing and selling natural gas, traded in contracts for the purchase and sale of natural gas, and future, option, swaps and other derivative instruments in respect thereof, including the gas marketing business and related activities incidental thereto, in the Non-Competition Area and (C) in light of the operations heretofore conducted by WMI, J.D. Woodward and James Kifer, the interests of the parties hereto and the nature of the transactions contemplated by this Agreement, the agreements contained in this Section 5.2 are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other business interests associated with the LLC. However, notwithstanding the foregoing to the contrary, each of WMI, J.D. Woodward and James Kifer may continue, directly or indirectly,
(1) to operate (and have ownership interests in) the gas gathering and metering systems described in Schedule 5.2 hereto and extensions thereof, (2) to conduct the oil and gas exploration and production described in Schedule 5.2 hereto, (3) buy, sell, transport or store oil and gas purchased, sold, gathered or produced through such businesses and (4) engage in trading, hedging or similar financial transactions for the oil and gas gathered, produced, transported or stored in such businesses to the extent such transactions do not interfere with the performance of their duties from their employment by Atmos or the LLC.

     (b) From and after the Closing Date, WMI, J.D. Woodward and James Kifer will keep confidential and not disclose any confidential or proprietary information concerning the Acquired Assets or the LLC or its business, including any information regarding the customers of the LLC; provided that they may disclose such information if it relates to information of WMI (other than relating to the LLC) and may disclose such information of WMI or the LLC if it becomes generally available to the public other than by breach of this Section 5.2(b) or the disclosure is required by applicable law or the disclosure is in connection with the enforcement or defense of claims under this Agreement and the documents and instruments entered into in connection herewith or in connection with the employment of Woodward or Kifer by Atmos or the LLC.

     (c) It is expressly understood and agreed that if any of the agreements set forth in this Section 5.2 are found to be unreasonably broad, oppressive or unenforceable in an action, suit or proceeding before any federal or state court or other governmental authority, such court or other governmental authority (i) shall narrow the Non-Competition Period or the Non-Competition Area or shall otherwise endeavor to reform the scope of such agreements in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such agreements as so reformed.

     (d) Any threatened or actual breach or violation of this Section 5.2 shall entitle Atmos or Energy to an injunction restraining any further or continued breach or violation. Such right to an injunction shall be in addition to and cumulative with (and not in lieu of) any other remedies to which Atmos or Energy may be entitled because of such breach or violation.

     (e) The provisions of Section 5.2 supersede the provisions of Section 7.2 of the Transfer Restriction Agreement, which Section is hereby terminated effective as of the Closing. If this Agreement is terminated, the provisions of
Section 7.2 of the Transfer Restriction Agreement shall remain applicable.

     SECTION 5.3. Rights to Name. On the Closing Date, WMI shall change its name to a name other than "Woodward Marketing," and WMI, Woodward and Kifer will assign all of their right, title and interest in and to the name, "Woodward Marketing" or any derivation thereof, and all goodwill associated therewith, to Energy, such assignment to be effective in perpetuity; provided that Woodward may use "Woodward Pipeline," "Woodward Development" and "Woodward Partners" and may use the name "Woodward" in any other manner that is not confusingly similar to "Woodward Marketing" for any business other than a business described in Section 5.2(a)(i).

                                  ARTICLE VI.
                           AGREEMENTS AND COVENANTS
                             OF THE ATMOS ENTITIES

     SECTION 6.1.  Access to Information; Confidentiality.

     (a) From the date hereof to the Closing Date, the Atmos Entities will, and will cause their respective directors, managers, officers, employees and agents to, permit and afford WMI, Woodward and Kifer and their respective representatives reasonable access at all reasonable times and with reasonable prior notice to the employees, offices, properties, books and records of the Atmos Entities for a due diligence review and will furnish WMI, Woodward and Kifer with all information of the Atmos Entities as WMI, Woodward or Kifer may reasonably request.

     (b) The Atmos Entities acknowledge that they may receive or have received from WMI, Woodward or Kifer information and data regarding WMI, Woodward or Kifer that is non-public and proprietary in nature. The Atmos Entities agree to hold in confidence all such information and data and shall ensure that their respective directors, managers, officers, employees and agents do not disclose such information and data to others without the prior written consent of WMI, Woodward or Kifer, as the case may be. In the event that this Agreement is terminated, upon receipt of a written request, the Atmos Entities will return to WMI, Woodward or Kifer, as the case may be, all such documents and other material (and all copies thereof) obtained from WMI, Woodward or Kifer in connection with the transactions contemplated hereby and will destroy all such documents and other material prepared by the Atmos Entities or their respective agents, representatives or advisors that reflect non-public information received by the Atmos Entities in connection with the transactions contemplated hereby.

     SECTION 6.2.  Employees and Employee Benefits.

     (a) As of the Closing Date, the employees of the LLC other than J.D. Woodward shall continue as employees of the LLC. Subject to contractual obligations disclosed in the WMI Disclosure Schedule, such employees' salaries or wages, benefits, job titles and job duties from and after the Closing Date will be determined by the LLC in its sole discretion. Subject to contractual obligations, such employees will be employed with the LLC on an "at will" basis.

     (b) Atmos will retain J.D. Woodward and will cause the LLC to amend the terms of retention of James Kifer, each as employees, and Messrs. Woodward and Kifer agree to such retention as employees, beginning with the Closing Date. Subject to contractual obligations, such employees will be employed with Atmos or the LLC, as the case may be, on an "at will" basis. The specific terms of employment (which shall supersede the current terms of employment as of the Closing Date) are set forth in Exhibits C and D, respectively. The terms
                               ----------------
and conditions contained in Exhibit C are intended to be similar to those
                            ---------
applicable to other employees of Atmos of comparable qualifications and experience. Moreover, the LLC will enter into change in control agreements with the employees of the LLC who have been identified as "Key Employees" by WMI and agreed to by Atmos, beginning with the Closing Date. The specific terms of such change in control agreements shall be mutually acceptable to Atmos and Woodward.

     (c) Atmos will cause the LLC initially to provide compensation and benefits substantially comparable in the aggregate to that currently provided by the LLC to its employees, except for the Woodward Marketing, L.L.C. Performance Plan ("Performance Plan"). The rights of the existing LLC employees to benefits on or after the Closing Date shall be governed by the terms, as may be amended or modified from time to time, of any LLC plan or program in which they may participate, and such employees will have no rights in or claims against Atmos' welfare, pension or retirement plans as of the Closing Date. Such employees will not participate in the Atmos Total Rewards program. On or prior to the Closing, the Performance Plan will be terminated and payments to participants therein will be made by the LLC in accordance with the accrued amounts provided in the Financial Statements therefor. Neither Woodward nor Kifer are or will be participants under the Performance Plan. After the Closing, the Atmos Entities will cause the LLC to adopt an incentive compensation program for LLC employees as shall be mutually acceptable to Atmos and Woodward.

     (d) It is expressly understood by the parties hereto that Atmos assumes no responsibility, and makes no commitment, for the maintenance and continuation, after the Closing, of any Plan or Employee Benefit Arrangement previously adopted or maintained by the LLC or any Group Member, or for any continued employment or the terms and conditions of any employment for any of the LLC's employees.

     SECTION 6.3. Registration Rights. Atmos agrees to enter into a registration rights agreement with Woodward and Kifer on the Closing Date, providing certain "piggy-back" registration rights, in substantially the form of Exhibit E attached hereto (the "Registration Rights Agreement").
---------

                                 ARTICLE VII.
                        MUTUAL AGREEMENTS AND COVENANTS
               OF THE ATMOS ENTITIES, WMI AND WOODWARD AND KIFER

     SECTION 7.1.  Consents and Approvals.

     (a) Each of the parties hereto shall use all reasonable efforts to obtain all consents, waivers, approvals, authorizations, opinions and orders of all third parties (including attorneys and accountants) and local, state and federal governmental authorities (including, but not limited to, the approvals of the Colorado Public Utilities Commission, Georgia Public Service Commission, Kentucky Public Service Commission, Illinois Corporation Commission, Tennessee Regulatory Authority, and the Virginia Corporation Commission referred to in Sections 1.6 and 3.5 above) required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each of the parties hereto shall attend all proceedings of, and file all documents with the Colorado Public

Utilities Commission, Georgia Public Service Commission, Kentucky Public Service Commission, Illinois Corporation Commission, Tennessee Regulatory Authority, and the Virginia Corporation Commission as reasonably necessary to obtain each of such commissions' approval of the purchase of the Acquired Assets and/or the issuance of the Shares. Each of the parties hereto shall also reasonably cooperate with and assist each of the other parties hereto in all proceedings before and in the preparation and filing of any documents they are required to file with the Colorado Public Utilities Commission, Georgia Public Service Commission, Kentucky Public Service Commission, Illinois Corporation Commission, Tennessee Regulatory Authority, and the Virginia Corporation Commission.

     (b) Each of the parties hereto shall, as soon as reasonably practicable after the date of this Agreement, file any Notification and Report Forms and related material that they may be required to file with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Act, shall use their respective reasonable efforts to obtain an early termination of the applicable waiting period and shall make any further filings pursuant thereto that may be necessary, proper or advisable and respond as promptly as practicable to all inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation.

     (c) The parties hereto shall have the right to review in advance all characterizations of the information relating to this Agreement and the transactions contemplated hereby that appear in any filing made as contemplated herein.

     SECTION 7.2. Distributions. The parties agree to the following distributions:

     (a) In recognition of changes in distribution restrictions imposed by lenders to the LLC, the parties hereto agree that they shall cause Energy and WMI to approve monthly distributions of cash by the LLC to its members from the date hereof through the Closing equal to the aggregate amount of net income (adjusted to disregard unrealized gains and losses resulting from the marked to market forward positions as of the end of each month) of the LLC for each month beginning on May 1, 2000 and ending on the close of business on the date preceding the Closing, that have not been previously distributed and that can be distributed from the cash flow of the LLC subsequent to April 30, 2000 without requiring capital contributions or borrowings (the "Ordinary Cash Distributions"). The amount of the Ordinary Cash Distributions shall be estimated by Atmos and WMI in good faith and paid by the LLC within 75 days after the end of each such month or, in the case of the month in which the Closing occurs, within 75 days after the Closing. Any true-up adjustments shall be paid as provided in Section 7.2(c), subject to the right of WMI, Woodward and Kifer (and their respective representatives) to review the books and records of the LLC with respect to such calculations.

     (b) As soon as practicable but not later than seventy-five (75) days following the Closing Date, Atmos shall prepare and deliver to WMI, Woodward and Kifer a certificate showing the calculation of the Ordinary Cash Distributions of the LLC through the close of business on the date preceding the Closing Date ("Actual Amount"), together with reasonably detailed substantiation therefor.
In the absence of notice of objection or exercise of review rights within ninety
(90) days after the delivery of such certificate and substantiation, the amount reflected in such certificate will be deemed accepted.

     In the event Woodward and Kifer dispute the certificate, they shall provide written notification of objection within such ninety (90) day period (or, if a review is requested, within sixty (60) days after commencement of such review and, for a period of thirty (30) days after such notification (or expiration of such sixty (60) day period, as the case may be), Woodward and Kifer and Atmos shall attempt to resolve the dispute in good faith by mutual agreement. If a review is requested, Atmos agrees to cooperate in good faith to facilitate such review of the books and records of the LLC. When the parties are in agreement, any adjustment to the payment shall be calculated and, prior to the end of the next calendar month, paid.

     SECTION 7.3. Notice of Certain Events. Each of the parties hereto shall give prompt written notice to the other parties of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate and (ii) any failure of such party to comply with or satisfy any term, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to the other parties hereto.

     SECTION 7.4. Reorganization. Each party hereto shall treat the sale of the Acquired Assets contemplated hereby for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. From and after the date hereof, no party to this Agreement shall take any action, or fail to take any action, that would, in the reasonable determination of such party (in the case of the Atmos Entities, by the chief financial officer of Atmos, and in the case of WMI, Woodward and Kifer, by J.D. Woodward), jeopardize qualification of such sale as a reorganization within the meaning of Section 368(a) of the Code, including, for a period of at least two years from the Closing, the agreement of Atmos and its Affiliates to (i) refrain from making a contribution of capital to the LLC other than capital contributions in the ordinary course of business, with respect to any post-Closing acquisitions, expansions, or investments, or otherwise approved by J.D. Woodward as the executive officer in charge of the non-utility operations of Atmos, and (ii) not repay any debt of the LLC existing as of the Closing Date other than in the ordinary course of business of the LLC or otherwise in connection with a refinancing of such debt by the LLC.

     SECTION 7.5. Expenses. Except as otherwise expressly set forth herein, WMI, Woodward, Kifer, and the Atmos Entities shall each be responsible for, and will pay, his or its own legal, accounting and other expenses incurred in connection with the preparation and negotiations of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. The LLC shall not pay or be liable for any such expenses.

     SECTION 7.6.  Tax Controversies.

     (a) In the case of an audit, claim or other action taken or proposed to be taken by the IRS or any other taxing authority or agency (a "Tax Agency") with respect to the Tax Returns of the Atmos Entities relating to the tax consequences of the transactions contemplated hereby, the Atmos Entities shall have the right to defend or contest such audit, claim or other action and to exercise complete control of the defense of such audit, claim or other action; provided, however, that the Atmos Entities shall not take a position in connection with such audit, claim or other action inconsistent with the treatment of the transactions contemplated hereby as a tax-free reorganization. WMI, Woodward and Kifer will cooperate with the Atmos Entities or their representatives in the defense or contest of such audit, claim or other action.

     (b) In the case of an audit, claim or other action taken or proposed to be taken by a Tax Agency with respect to the Tax Returns of the LLC for any period prior to or including the Closing Date, WMI, Woodward and Kifer shall have the right to defend or contest such audit, claim or other action and to exercise control of the defense of such audit, claim or other action, except to the extent Atmos, Energy or (from and after the Closing Date) the LLC has any liability not fully covered by indemnification of WMI, Woodward and Kifer hereunder; provided, however, that WMI, Woodward and Kifer shall not take a position in connection with such audit, claim or other action inconsistent with the treatment of the transactions contemplated hereby as a tax-free reorganization. The Atmos Entities will cooperate with WMI, Woodward and Kifer or their representatives in the defense or contest of such audit, claim or other action.

     (c) Between the date hereof and the Closing Date, to the extent Woodward, Kifer or WMI has Knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of Tax due, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the LLC, Woodward, Kifer or WMI, as appropriate, shall provide prompt notice to Atmos and Energy of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

     SECTION 7.7. Access to Records Following Closing. Woodward, Kifer, the LLC, and the Atmos Entities agree that so long as any books, records and files retained by WMI, Woodward or Kifer relating to the business of WMI or the LLC, or retained by the Atmos Entities, WMI or the LLC relating to the business of WMI or the LLC, or the books, records and files delivered to the control of the Atmos Entities pursuant to this Agreement to the extent they relate to the operations of WMI or the LLC prior to the Closing Date, remain in existence and are available, each party (at its expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Woodward, Kifer, the LLC, and the Atmos Entities and WMI shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files without first offering in writing to deliver them to the other.

     SECTION 7.8.  Tax Credits, Tax Refunds and Amended Tax Returns.

     (a) If in any period ending after the Closing Date, the Atmos Entities or LLC earns any credit or recognizes any loss which cannot be applied against its Tax liability for such period, and is permitted by law to carry back such credit or loss to a period ending on or prior to the Closing Date, and if WMI, Woodward and Kifer shall receive a Tax Benefit for the period to which such credit or loss is properly carried back, then WMI, Woodward and Kifer shall, within thirty
(30) days following the receipt of such Tax Benefit, remit to the LLC the amount of such Tax Benefit resulting from such carryback of credit or loss. WMI, Woodward and Kifer agree that they will cooperate with the Atmos Entities and the LLC and their respective representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of, and (ii) any administrative or judicial proceedings involving, any Tax Return or information filed or required to be filed by or for the LLC or the Atmos Entities.

     (b) If WMI, Woodward or Kifer receives a Tax Benefit with respect to WMI or WMI's share of Taxes arising from the LLC in the Tax periods ending after the Closing Date (including all Tax periods that begin before and end after the Closing Date, but in such situation, only the portion of such period after the Closing Date), WMI, Woodward and Kifer shall, within thirty (30) days following the receipt of such Tax Benefit, pay the amount of such Tax Benefit to Atmos. WMI and, to the extent of their respective Prorata shares thereof (and only to such extent), Woodward and Kifer shall have joint and several liability for the amount required to be paid to Atmos in the foregoing sentence.

     (c) Subject to Section 7.10(a), any amended Tax Return or claim for Tax refund for any Tax period of WMI shall be filed, or cause to be filed, only by Woodward and Kifer. Woodward and Kifer shall not without the prior written consent of Atmos (which consent shall not be unreasonably withheld or delayed, make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might adversely change the Tax liability of the Atmos Entities or any of Atmos' Subsidiaries or Affiliates for any Tax period.

     SECTION 7.9. Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) promptly make its respective filings and thereafter make any other required submissions, and (ii) use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Atmos Entities, the LLC and WMI as are necessary for the consummation of the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement shall use all reasonable efforts to take all such necessary action.

     SECTION 7.10. Lease Agreement. The Atmos Entities agree to cause the LLC to enter, and WMI agrees to cause Woodward Development, Inc. to enter, into a lease with respect to the office space and Woodward Pipeline, Inc. ("WPI") to enter into a lease with respect to the furniture, fixtures and equipment owned by WPI located therein on substantially the terms and conditions in effect on the date hereof, which are described in Exhibit F hereto.
                                        ---------

     SECTION 7.11. Public Announcements. Between the date of this Agreement and the Closing Date, each of the parties hereto and any of its directors, managers, officers, employees, agents or representatives shall not issue any press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party; provided, however, that each party reserves the right to make such statements to regulatory authorities in the ordinary course of business or as are required, in the opinion of its counsel, by applicable law or the rules of any stock exchange.

     SECTION 7.12. Termination of Certain Agreements. As of the Closing Date, the Transfer Restriction Agreement is terminated and the parties thereto are hereby released from any further rights or obligations under any of the provisions thereof. No party hereto shall exercise any right under Article III of the Transfer Restriction Agreement prior to the Closing Date, unless this Agreement is terminated pursuant to Article X.

                                 ARTICLE VIII.
                             CONDITIONS TO CLOSING

     SECTION 8.1. Conditions to Obligations of Each Party to Close. The respective obligations of each party to effect the closing of the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, except to the extent that such conditions are waived in writing by Atmos and WMI:

     (a) Utility Commission Approvals. All necessary approvals of the Colorado Public Utilities Commission, Georgia Public Service Commission, Kentucky Public Service Commission, Illinois Corporation Commission, Tennessee Regulatory Authority, and the Virginia Corporation Commission shall have been granted by final order and such orders shall not contain any condition which would reasonably be expected to have a Material Adverse Effect on any of the parties hereto or the LLC, including a Material Adverse Effect on the current rate structure of any Atmos business unit regulated thereby;

     (b) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the Hart-Scott-Rodino Act shall have expired or been terminated; and

     (c) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which in effect restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement.

     SECTION 8.2.  Additional Conditions to Obligations of Atmos and Energy.
The obligations of Atmos to issue the Shares and of the Atmos Entities to effect the closing of the transactions contemplated hereby are, at the option of Atmos and Energy, also subject to the satisfaction at or prior to the Closing Date of the following conditions, except to the extent that such conditions are waived in writing by Atmos and Energy:

     (a) Representations and Warranties. The representations and warranties of WMI, Woodward and Kifer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of the Closing Date except for changes that are permitted or contemplated by this Agreement, and Atmos and Energy shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of WMI and by Woodward and Kifer, in their respective individual capacities, and dated as of the Closing Date to that effect;

     (b) Agreements and Covenants. WMI, Woodward and Kifer shall each have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or him at or prior to the Closing Date, and Atmos and Energy shall have received a certificate signed by the Chief Executive Officer of WMI and by Woodward and Kifer, in their respective individual capacities, and dated as of the Closing Date to that effect;

     (c) Consents Obtained. All material consents and waivers required to be obtained by WMI, the LLC, Woodward or Kifer for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby shall have been obtained in form and substance satisfactory to Atmos;

     (d) Material Adverse Changes. Since the date of this Agreement, there shall have occurred no Material Adverse Effect on the LLC;

     (e) Litigation. No action, suit or proceeding shall be pending against any of the parties hereto or Known to be threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements,
(ii) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation, (iii) have a Material Adverse Effect on the right of Atmos or Energy to own the assets and to operate the business of the LLC in a manner consistent with present practice, or
(iv)have a Material Adverse Effect on the right of the LLC to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

     (f) Opinion of WMI's and Woodward and Kifer's Counsel. Atmos and Energy shall have received an opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to WMI, Woodward and Kifer, dated as of the Closing Date substantially in the form and to the effect set forth in Exhibit G hereto; and
                                           ---------

     (g) Deliveries. Each of WMI, Woodward and Kifer shall have executed and delivered each Ancillary Agreement to which it is a signatory and shall have delivered all other documents and items contemplated in Section 9.3 or elsewhere in this Agreement.

     SECTION 8.3. Additional Conditions to Obligations of WMI, Woodward and Kifer. The obligations of WMI, Woodward and Kifer to effect the closing of the transactions contemplated hereby are, at the option of WMI, Woodward and Kifer, also subject to the satisfaction at or prior to the Closing Date of the following conditions, except to the extent that such conditions are waived in writing by WMI, Woodward and Kifer:

     (a) Representations and Warranties. The representations and warranties of the Atmos Entities contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of the Closing Date except for changes that are permitted or contemplated by this Agreement, and WMI, Woodward and Kifer shall have received certificates signed by the Presidents or Chief Financial Officers of the Atmos Entities and dated as of the Closing Date to that effect;

     (b) Agreements and Covenants. The Atmos Entities shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date and WMI, Woodward and Kifer shall have received certificates signed by the Presidents or Chief Financial Officers of the Atmos Entities and dated as of the Closing Date to that effect;

     (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained by Atmos and Energy for the authorization, execution and delivery of this Agreement and the Ancillary Agreements and the consummation by them of the transactions contemplated hereby and thereby shall have been obtained in form and substance satisfactory to WMI, Woodward and Kifer;

     (d) Material Adverse Changes. Since the date of this Agreement, there shall have occurred no Material Adverse Effect on Atmos and its Subsidiaries, taken as a whole;

     (e) Opinion of the Atmos Entities' Counsel. Woodward and Kifer shall have received an opinion of Gibson, Dunn & Crutcher LLP, counsel to the Atmos Entities, dated as of the Closing Date substantially in the form and to the effect set forth in Exhibit H hereto;
                    ---------

     (f) Registration Rights Agreement. WMI, Woodward and Kifer shall have received a counterpart of the Registration Rights Agreement duly executed by Atmos;

     (g) Certain Guaranties. (i) The bank lenders to the LLC shall have released WMI, Woodward and Kifer from any personal liability for, or guarantee of, or other security arrangement for, the notes, debts and obligations of the LLC to such lenders, or (ii) all indebtedness of the LLC to such banks shall have been repaid and the related credit facilities terminated and WMI, Woodward and Kifer shall have received an indemnity from Atmos, reasonably satisfactory to them, from all obligations in respect of such indebtedness. If Woodward or Kifer has delivered any other guarantees for the benefit of the LLC, the release of such guarantees shall also have been obtained or the guaranteed obligations satisfied and a similar indemnity provided;

     (h) Litigation. No action, suit or proceeding shall be pending against any of the parties hereto or Known to be threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements,
(ii) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation, (iii) have a Material Adverse Effect on the right of Atmos or Energy to own the assets and to operate the business of the LLC in a manner consistent with present practice, or
(iv)have a Material Adverse Effect on the right of the LLC to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect); and

     (i) Deliveries. Each of the Atmos Entities shall have executed and delivered each Ancillary Agreement to which it is a signatory and shall have delivered all other documents and items contemplated in Section 9.4 or elsewhere in this Agreement.

                                  ARTICLE IX.
                           CLOSING AND CLOSING DATE
                                 OF THE MERGER

     SECTION 9.1. Closing. The closing of the sale of the Acquired Assets, the issuance of the Shares and the other transactions contemplated hereby (the "Closing") shall take place either at (i) the offices of Gibson, Dunn & Crutcher LLP in Dallas, Texas at 10:00 a.m. Central Time on the fifth Business Day following the date on which the last of the conditions to the consummation of the Closing that are to be fulfilled or waived in writing, as set forth in
Article VIII of this Agreement (other than those conditions, such as deliveries, that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) are fulfilled or waived in accordance with this Agreement or (ii) such other time and place and on such other date as the parties hereto shall agree in writing (the "Closing Date").

     SECTION 9.2.  Principal Deliveries.  At the Closing:

     (a) WMI will deliver to Energy instruments of assignment and transfer for the Acquired Assets, reasonably satisfactory to Atmos, together with one or more certificates representing 345,500 shares of Common Stock (duly endorsed or accompanied by stock powers duly signed in blank), and Energy will deliver to WMI an instrument of assumption of the Assumed Obligations, reasonably satisfactory to WMI; and

     (b) Atmos will deliver, or cause to be delivered, to WMI (or at its request to Woodward and Kifer Prorata) one or more certificates representing the Base Shares, the Included Shares and the Cumulative Shares.

     SECTION 9.3. Other Deliveries of WMI. At the Closing, WMI will deliver to Atmos the materials listed in this Section 9.3 or otherwise contemplated by this Agreement including the following:

     (a) A certificate, dated the Closing Date, signed by the Secretary or Assistant Secretary of WMI certifying as to the (i) Articles of Incorporation of WMI, as amended, (ii) Bylaws of WMI, as amended; (iii) incumbency and signatures of signing officers of WMI; and (iv)adoption and continued effect of the resolutions of WMI's stockholders and board of directors approving and authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which WMI is a party and the transactions contemplated hereby.

     (b) A certificate from the Secretary of State of the State of Texas, dated not more than five Business Days prior to the Closing Date, certifying as to the good standing of WMI.

     (c) Written evidence satisfactory in form and substance to Atmos that all material consents or approvals necessary to permit WMI to execute, deliver and perform this Agreement and the Ancillary Agreements have been obtained and are final.

     (d) All other documents, instruments and writings required by this Agreement and the Ancillary Agreements to be delivered by WMI, Woodward or Kifer at or prior to the Closing.

     SECTION 9.4. Other Deliveries of the Atmos Entities. At the Closing, the Atmos Entities will deliver to WMI, Woodward and Kifer the materials listed in this Section 9.4 or otherwise contemplated by this Agreement including the following:

     (a) Certificates, dated the Closing Date, signed by the Secretary or Assistant Secretary of the Atmos Entities certifying as to the (i) Articles of Incorporation of Atmos and of Certificate of Formation of Energy, each as amended; (ii) Bylaws of Atmos and the Limited Liability Company Agreement of Energy, each as amended; (iii) incumbency and signatures of signing officers of the Atmos Entities; and (iv)adoption and continued effect of the resolutions of the board of directors of Atmos, and of the managers and member of Energy approving and authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are signatories, the transactions contemplated hereby and, in the case of Atmos, the issuance of the Shares.

     (b) Certificates from the Secretary of State of the states of their respective organization, dated not more than five Business Days prior to the Closing Date, certifying as to the good standing of the Atmos and Energy.

     (c) Written evidence satisfactory in form and substance to WMI that all material consents or approvals necessary to permit the Atmos Entities to execute, deliver and perform this Agreement and the Ancillary Agreements have been obtained and are final.

     (d) All other documents, instruments and writings required by this Agreement and the Ancillary Agreements to be delivered by the Atmos Entities at or prior to the Closing.

     SECTION 9.5. Further Assurances. At any time and from time to time after the Closing Date, upon the request of Energy and without any cost or expense thereto, WMI shall execute and deliver such instruments of conveyance, assignment and transfer and other documents as Energy may reasonably request to transfer to and vest in Energy, and to put Energy in possession of, any Acquired Assets or otherwise to carry out the intent and purpose of this Agreement.

     SECTION 9.6. Transfer and Other Taxes. At the Closing, WMI and Energy shall each pay one-half of any state or local sales and use, ad valorem or similar transfer-type Taxes ("Transfer Taxes") and recording charges in connection with the conveyance, assignment, or transfer of the Acquired Assets. If the final amount of any such Transfer Taxes or recording charge are not determinable on the Closing Date, WMI and Energy shall pay such Transfer Taxes or recording charge on the Closing Date based upon the estimated amount thereof and shall thereafter pay any balance of such Transfer Taxes or recording charge as soon as it becomes determinable.

                                  ARTICLE X.
                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 10.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

     (a) by mutual written consent duly authorized by the boards of directors of Atmos and WMI, the managers of Energy and by Woodward and Kifer; or

     (b) by written notice from Atmos, Energy, WMI, Woodward or Kifer if the Closing shall not have been consummated on or before February 28, 2001 (except that this date shall be December 31, 2001 if, on February 28, 2001, the conditions to the Closing set forth in Section 8.1(a) shall not have been fulfilled but the Closing Date would otherwise occur) or such later date as may be agreed to in writing by the parties; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing Date to occur on or before such date; or

     (c) by written notice from Atmos, Energy, WMI ,Woodward or Kifer if any condition to the obligations of such party as set forth in Article VIII of this Agreement has not been met or performed as of the Closing Date and such condition shall not have been waived in writing by such party; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of such condition to be met or performed on or before such date; or

     (d) by written notice from Atmos or Energy if Woodward or Kifer dies or becomes "disabled" for more than 180 days, within the meaning of the term "disabled" as defined in the Atmos Long-Term Disability Plan in effect at the Closing Date; or

     (e) by written notice from Atmos, Energy, WMI, Woodward or Kifer if (i) any Governmental Body, the consent of which is a condition to the obligations of the parties to consummate the Closing, shall have determined not to grant its or their consent and all appeals of such determination shall have been taken and have been unsuccessful, (ii) one or more courts of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or
(iii) any statute, rule or regulation shall have been enacted by any state or Federal government or governmental agency in the United States which prohibits the consummation of the Closing.

     SECTION 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof.

     SECTION 10.3. Amendment. This Agreement may be amended by mutual action taken by or on behalf of the respective boards of directors of Atmos or WMI or the managers of Energy and by Woodward and Kifer at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 10.4. Waiver. At any time prior to the Closing Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein of which it is the beneficiary. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and shall be applicable only with respect to the particular condition or provision as extended or waived and not to any other condition or provision herein.

                                  ARTICLE XI.
                                INDEMNIFICATION

     SECTION 11.1. Indemnification by Woodward and Kifer. WMI and, to the extent of their respective Prorata shares thereof (and only to such extent), Woodward and Kifer, jointly and severally, shall indemnify and hold harmless the Atmos Entities and their respective representatives, Affiliates, successors and assigns (collectively, the "Atmos Indemnified Persons") for, and will pay to the Atmos Indemnified Persons the amount of any loss, liability, claim, damage, or expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), incurred by an Atmos Indemnified Person arising from:

     (a) any inaccuracy or breach of any representation or warranty made by WMI, Woodward or Kifer in this Agreement or any other certificate or document delivered by any of them to the Atmos Entities pursuant to this Agreement (other than in respect of Taxes, which are addressed in Section 11.2);

     (b) any breach by WMI, Woodward or Kifer of any covenant or obligation of any of them in this Agreement to the extent performable prior to the Closing ("WMI Pre-Closing Covenant");

     (c) any breach by WMI, Woodward or Kifer of any other covenant or obligation of either of them in this Agreement; or

     (d) any Retained Liabilities;

provided, however, that, (x) in the case of any Damages arising under clause (a)
--------  -------
or (b) of this Section 11.1, other than in respect of the representations and warranties in Sections 1.3 and 2.4, ("Certain Indemnifiable Damages"), (1)such indemnification shall be effective only with respect to claims written notice of which (specifying the factual basis of any claim in reasonable detail) is received by Woodward and Kifer from Atmos or Energy no later than eighteen months after the Closing Date, and (2)no amounts shall be due and payable until the aggregate amount of the Certain Indemnifiable Damages is equal to at least $250,000, with no amounts being due and payable for any amounts that in the aggregate are less than such $250,000 deductible, and (y)in no event shall the aggregate amount of all payments made by WMI, Woodward and Kifer, taken together, in respect of Certain Indemnifiable Damages exceed an aggregate of $4,000,000. Notwithstanding the foregoing, if the claim for Damages relates to a breach of representation, warranty or covenant in Articles II or V by Woodward or Kifer or with respect to shares of WMI stock owned by Woodward or Kifer or Shares acquired by Woodward or Kifer upon the liquidation of WMI, the indemnity herein with respect to such breach shall not be borne Prorata but shall be borne entirely by whichever of Woodward or Kifer caused the breach.

     SECTION 11.2.  Tax Indemnification.

     (a) From and after the Closing Date, WMI, Woodward and Kifer, jointly and severally, shall protect, defend, indemnify and hold harmless the Atmos Indemnified Persons from any and all Taxes imposed on an Atmos Indemnified Person in respect of WMI's income, business, property or operations or for which WMI may otherwise be liable (i) for any taxable period of WMI, including any Taxes other than one-half of the Transfer Taxes in connection with the transactions contemplated hereby, or (ii) for WMI's allocable portion of the income or gain of the LLC in respect of any taxable period ending on or prior to the Closing Date, or (iii) resulting from the breach of Woodward's or Kifer's representations and warranties set forth in Section 1.14 of this Agreement.

     (b) WMI's distributive share of the LLC's income, gain, loss or deduction for the taxable year of the LLC that includes the Closing Date shall be determined on the basis of an interim closing of the books of the LLC as of the close of business on the Closing Date and shall not be based on a proration of such items for the entire taxable year.

     SECTION 11.3. Indemnification by Atmos. The Atmos Entities, jointly and severally, shall indemnify and hold harmless WMI, Woodward and Kifer, and their respective representatives, Affiliates, successors and assigns (collectively, the "Woodward Indemnified Persons") for, and will pay to the Woodward Indemnified Persons the amount of any Damages arising from:

     (a) any inaccuracy or breach of any representation or warranty made by the Atmos Entities in this Agreement or in any certificate or document delivered by the Atmos Entities to WMI, Woodward or Kifer pursuant to this Agreement;

     (b) any breach by the Atmos Entities of any covenant or obligation of the Atmos Entities in this Agreement to the extent performable prior to the Closing ("Atmos Pre-Closing Covenant"); or

     (c) any breach by the Atmos Entities of any other covenant or obligation of the Atmos Entities in this Agreement;

provided, however, that (x) in the case of any Damages arising under clause(a)
--------  -------
or (b) of this Section 11.3 ("Certain Indemnifiable Losses"), (1) such indemnification shall remain in effect only with respect to claims written notice of which (specifying the factual basis of any claim in reasonable detail) is received by Atmos from Woodward or Kifer no later than eighteen months after the Closing Date, and (2)no amounts shall be due and payable until the aggregate amount of Certain Indemnifiable Losses is equal to at least $250,000, with no amounts being due and payable for any amounts that in the aggregate are less than such $250,000 deductible, and (y) in no event shall the aggregate amount of all payments made by Atmos, taken together, in respect of Certain Indemnifiable Losses exceed an aggregate of $4,000,000.

     SECTION 11.4.  Procedure for Indemnification - Third Party Claims.

     (a) Promptly after receipt by an indemnified party under Section 11.1, 11.2 or 11.3 of notice of the commencement of any action, suit, arbitration, investigation or other proceeding

(each a "Proceeding") against it, such indemnified party shall, if a claim is to be made against an indemnifying party under such section, give written notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party shall not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice. Such notice shall describe the nature of the claim in reasonable detail, including a copy of the claim if such claim was made in writing, and will indicate the estimated amount, if practicable, of the Damages that have been or may be sustained by the indemnified party.

     (b) If any Proceeding referred to in Section 11.4(a) is brought against an indemnified party, the indemnifying party shall, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11.4 for any fees of other counsel (including the indemnified party's counsel) or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it shall be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party or the settlement includes a complete and unconditional release of the indemnified party with respect to the third party's claims in the Proceeding, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If the indemnified party desires to participate in, but not control, any such defense or settlement the indemnified party may do so at its sole cost and expense. The indemnified party shall cooperate with the indemnifying party's defense against any third party claim. If written notice as described in Section 11.4(a) is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within twenty (20) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party, subject to the provisions of this Article XI.

     (c) All references in Sections 11.4 or 11.5 to items being at the cost or expense of the indemnifying party, or words of similar import, shall in no way limit the recovery of the indemnified party under the other provisions of
Article XI.

     SECTION 11.5. Procedure for Indemnification - Other Claims. A claim for indemnification for any other matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought given prior to the expiration of the indemnification notice period, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than forty-five (45) days after the indemnified party becomes aware of such claim (provided that the failure to notify the indemnifying party shall not relieve the indemnifying party of any liability it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such claim is prejudiced by the indemnified party's failure to give such notice), and the indemnifying party will have a period of ninety (90) days within which to respond to such claim, specifying the portion of the claim that is disputed and the basis for such position. If the indemnifying party does not respond within such ninety (90) day period the indemnifying party will be deemed to have accepted such claim (subject to the other provisions of this Article
XI). If the indemnifying party responds within such ninety (90) day period, the indemnifying party will be deemed to have accepted and be liable for payment of the undisputed portion of such claim, if any, on demand (subject to the other provisions of this Article XI). If the indemnifying party rejects any portion of such claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.

     SECTION 11.6. LIMITATION OF LIABILITIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BUT NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT WHICH MAY BE TO THE CONTRARY, NEITHER ANY PARTY NOR ANY OF ITS RESPECTIVE DIRECTORS, OFFICERS, AFFILIATES, EMPLOYEES OR AGENTS SHALL BE LIABLE TO ANY OTHER PARTY OR ITS RESPECTIVE DIRECTORS, OFFICERS, AFFILIATES, EMPLOYEES OR AGENTS FOR, AND THE TERM "DAMAGES" FOR PURPOSES OF ARTICLE XI, SHALL NOT INCLUDE, CONSEQUENTIAL (OTHER THAN FORESEEABLE DIMINUTION IN VALUE), TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE UNDER ANY CIRCUMSTANCES (EXCEPT FOR SUCH DAMAGES OWED TO A THIRD PARTY) REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER TEXAS OR DELAWARE LAW, THE LAW OF ANY OTHER STATE OR JURISDICTION, OR FEDERAL LAW.

     SECTION 11.7. NEGLIGENCE. THE INDEMNIFICATION PROVIDED IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT NEGLIGENCE OR STRICT LIABILITY OF THE PERSON ENTITLED TO INDEMNIFICATION HEREUNDER IS ALLEGED OR PROVEN.

     SECTION 11.8. Exclusivity. From and after the Closing Date, indemnification pursuant to this Article XI shall be the sole and exclusive remedy of any Indemnified Party for any breach of any representation, warranty, covenant or other agreement herein, whether such claim may be asserted as a breach of contract, tort, statute or otherwise, except for fraud or willful misconduct, and except for injunctive relief and specific performance in respect of the obligations set forth in Sections 5.1, 5.2, 5.3 and 6.1.

     SECTION 11.9. Mitigation. If the amount of any Damages, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage other than insurance of Atmos (in the case of a claim by any Atmos Indemnified Person) or WMI, Woodward or Kifer (in the case of a claim by any Woodward Indemnified Person), or pursuant to any claim, recovery, settlement or payment by or against any other entity other than an insurance carrier of Atmos or WMI, Woodward or Kifer, as the case may be, the amount of such reduction, less any costs, expense or premiums incurred in connection therewith, will promptly be repaid by the indemnified party to the indemnifying party against any such third party in respect of the Damages to which the indemnity payment relates; provided, however, that, until the indemnified party recovers full payment of its Damages, any and all claims of the indemnifying party against any such third party on account of such indemnity payment is hereby made expressly subordinate and subject in right of payment to the indemnified party's rights against such third party.

     SECTION 11.10. Effect on Materiality. For the purposes of this Article XI, once a determination has been made that a specific breach of a representation, warranty, covenant or agreement has occurred for purposes of the indemnification obligation hereunder, the calculation of Damages with respect to such specific breach shall be made without regard to any other limitation or qualification as to materiality set forth in such representation, warranty, covenant or agreement.

     SECTION 11.11. Other Matters. The parties acknowledge that the intended effect of this Agreement and the transactions contemplated hereby is the acquisition by Atmos through its Affiliates of the equity of the LLC not currently owned by Energy, without incurring any obligation or liability of WMI other than the Assumed Obligations, and not to provide Atmos or its Affiliates with any right of recovery as to the interest in the LLC already held by Energy as of the date hereof or immediately prior to the Closing Date on account of the representations and warranties, covenants or indemnities of Woodward, Kifer or WMI made in this Agreement or any document executed by them in connection with the Closing. In addition, the parties also acknowledge that any right of recovery with respect to a representation or warranty made in this Agreement or any document executed in connection with the Closing requires the reasonable reliance thereon of the indemnified party to which such representation or warranty was made.

     SECTION 11.12. Election to Deliver Common Stock. WMI, Woodward and Kifer shall have the option to elect to pay any amount owing in respect of the Certain Indemnifiable Claims (and not in respect of any other claims) by delivery of shares of Common Stock, valued for these purposes at the Trading Value as of the date of such delivery.

     SECTION 11.13. Certain Accounting Policies. The parties agree that, notwithstanding anything to the contrary in this Agreement, no representation or warranty of WMI, Woodward or Kifer shall be breached, nor shall WMI, Woodward or Kifer be obligated to make any payment under Article XI with respect thereto, by virtue of the tax accounting principles followed by the LLC that were approved by Energy as a member of the LLC or the manager of the LLC appointed by Energy.

                                 ARTICLE XII.
                                 MISCELLANEOUS

     SECTION 12.1. Definitions. For purposes of this Agreement, the following terms used herein shall have the meanings set forth below:

     "Acquired Assets" has the meaning as set forth in Section A.

     "Affiliate" means, when used with respect to any Person, any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. The term "control" as used herein means the power to direct or cause the direction of the management or policies of such Person, whether by contract or otherwise.

     "Agreement" means this Agreement, as the same may be amended or supplemented from time to time, together with the schedules hereto.

     "Ancillary Agreements" means the Registration Rights Agreement, the assignments contemplated by Section 5.3, and any additional instrument or agreement delivered pursuant to Section 9.2.

     "Assumed Obligations" has the meaning set forth in Section G.

     "Atmos Entities" means Atmos and Energy.

     "Atmos SEC Reports" has the meaning set forth in Section 3.6(a).

     "Bank of America Facility" means (i) the Credit Agreement providing for an uncommitted borrowing base demand credit facility in the aggregate amount of up to $100,000,000 with Bank of America, N.A., as agent, currently being negotiated by the LLC, in the form finally authorized and executed and delivered by the LLC, and any amendments thereto, and all guaranties and other agreements executed and delivered to such agent and the banks parties thereto in connection therewith or (ii) such other credit facility entered into from time to time prior to the Closing by the LLC with Bank of America, N.A., or any other financial institution.

     "Base Shares" has the meaning set forth in Section B.

     "Business Day" means a day other than a Saturday, Sunday or a legal holiday or a day on which banking institutions are authorized by law to close in Dallas or Houston, Texas.

     "Change in Control" means any of the following events: any "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act) becomes, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 (other than subsection (d) thereof) and 13d-5 under the Exchange Act), by way of merger, consolidation or otherwise of 40% or more of the voting power of Atmos.

     "Closing" has the meaning set forth in Section 9.1.

     "Closing Date" has the meaning set forth in Section 9.1.

     "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

     "Common Stock" has the meaning set forth in the preamble hereof.

     "Cumulative Shares" has the meaning set forth in Section B.

     "Employee Benefit Arrangement" means any employee benefit, fringe benefit, compensation, or other plan, policy, agreement, or arrangement that is not an employee benefit plan within the meaning of Section 3(3) of ERISA but which (i) provides compensation or benefits to any one or more of the current or former directors, officers or other employees of WMI, the LLC or any Group Member, such as a bonus, incentive, stock purchase or stock appreciation rights plan, or any employment or consulting agreement, any termination-or plant closing program, or any change in control arrangement, or (i) with respect to which WMI, the LLC, or any Group Member has any liability or obligation or is otherwise bound.

     "Environmental Requirements" means all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which real property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over WMI or the LLC, any real property or the use of the real property owned or used by either of them, relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water, land or soil).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" has the meaning set forth in Section A.

     "Financial Statements" has the meaning set forth in Section 1.9(a).

     "Governmental Authorizations" has the meaning set forth in Section 1.1.

     "Governmental Body" means any domestic or foreign national, state or local government, any subdivision, agency, board, commission, bureau or other instrumentality or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

     "Group Member" means any member of any "affiliated service group," as defined in Section 414(m) of the Code, that includes WMI or the LLC; any member of any "controlled group of corporations," as defined by Section 414(b) of the Code, that includes WMI or the LLC; or any member of any group of "trades or businesses under common control," as defined in Section 414(c) of the Code, that includes WMI or the LLC; provided that "Group Member" does not include the Atmos Entities or any of their respective Affiliates.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Hazardous Material" means any substance which is or contains (i) any "hazardous substance" as now or hereafter defined in (S) 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") (42 U.S.C. (S)

9601 et M.) or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.) ("RCRA") or regulations promulgated under RCRA;
(iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; or (vii) radon gas; and any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements or the common law, or any other applicable laws. Hazardous Materials shall include, without limitation, any substance, the presence of which (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on any real property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on any real property or adjacent property; or (C) which, if it emanated or migrated from the real property, could constitute a trespass.

     "Included Shares" has the meaning set forth in Section B.

     "IRS" means the Internal Revenue Service.

     "Knowledge" or "Known" means, with respect to any Person, such Person's actual and conscious knowledge, after reasonably inquiry of the management and employees of such Person and its Affiliates who are the individuals generally responsible for the subject matters to which the knowledge is pertinent.

     "Knowledge of Atmos" means the Knowledge of the Atmos Entities.

     "Knowledge of WMI" means the Knowledge of WMI, Woodward and Kifer.

     "LLC Documents" means the Certificate of Formation of the LLC filed with the Secretary of State of Delaware on January 23, 1995, the Limited Liability Company Agreement of the LLC dated as of May 1, 1995, as amended, and the Transfer Restriction Agreement.

     "LLC Membership Interests" means the units of membership interest in the LLC.

     "Long Position" means the aggregate number of MMBTUs of natural gas which are either held in inventory by a Person or which a Person has contracted to purchase (whether by purchase of a contract on a commodities exchange or otherwise), or which a Person will receive on exchange or the notional quantity under a swap contract including all option contracts representing the obligation of a Person to purchase natural gas at the option of a third party, and in each case, for which a fixed purchase price has been set. Long Positions shall be expressed as a positive number.

     "Material Adverse Effect" means a material adverse effect on the operations, properties, condition (financial or otherwise), assets or liabilities of the designated party or parties provided that the foregoing shall not include any material adverse effect attributable to (a) factors affecting such party's industry generally, (b) general national, regional or local economic or financial conditions, (c) changes in governmental or legislative laws, rules or regulations, or (d) contracts (other than agreements or consents settling any liability, obligation or claim) approved by the Board of Managers of the LLC by an affirmative vote that includes managers appointed by

Energy after full and fair disclosure of all material information in respect thereof to such board by management of the LLC.

     "Net Position" means the sum of all Long Positions and Short Positions.

     "Non-Competition Area" has the meaning set forth in Section 5.2(a).

     "Non-Competition Period" has the meaning set forth in Section 5.2(a).

     "Other Documents" has the meaning set forth in Section 2.3(a).

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Encumbrance" has the meaning set forth in Section 1.12.

     "Person" means any corporation, association, partnership, limited liability company, organization, business, individual, trust or a Governmental Body.

     "Plan" means at any time-any employee benefit plan as defined in Section 3(3) of ERISA (i) which is either (1)maintained by WMI, the LLC or any Group Member, or maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which any of WMI, the LLC or any Group Member is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, or (2)with respect to which WMI, the LLC or any Group Member has any liability or obligation or is otherwise bound.

     "Prorata" means prorata in accordance with the ownership of WMI Stock and, therefore, is 59% as to Woodward and 41% as to Kifer.

     "Purchase Consideration" has the meaning set forth in Section B.

     "Registration Rights Agreement" has the meaning set forth in Section 6.3.

     "Retained Liabilities" shall have the meaning set forth in Section G.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shares" has the meaning set forth in Section 2.1.

     "Short Position" means the aggregate number of MMBTUs of which a Person has contracted to sell (whether by sale of a contract on a commodities exchange or otherwise) or deliver on exchange or under a swap contract, including all option contracts representing the obligation of a Person to sell natural gas at the option of a third party and in each case for which a fixed sales price has been set. Short Positions shall be expressed as a negative number.

     "Subsidiary" with respect to any entity ("parent") means any entity, corporation, firm, association or trust of which such parent, at the time in respect of which such term is used, (a) owns directly or indirectly more than fifty percent (50%) of the equity or beneficial interest, on a consolidated basis, and (b) owns directly or controls with power to vote, indirectly through one or more Subsidiaries, shares of equity or beneficial interest having the power to cast at least a majority of the votes entitled to be cast for the election of the directors, trustees, managers or other officials having powers analogous to those of directors of a corporation.

     "Tax Agency" has the meaning set forth in Section 7.6(a).

     "Tax Benefit" shall mean any refund, credit or actual reduction in otherwise required Tax payments including any interest payable thereon. Any Tax Benefit shall be computed net of any related Tax cost (which shall be computed in the same manner in which Tax Benefits are otherwise computed pursuant to this definition).

     "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax, including any transferee or secondary liability in respect of any tax, whether imposed by law, contractual agreement or otherwise, that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, PBGC premiums and other governmental charges, value added, alternative minimum and other obligations of the same or of a similar nature to any of the foregoing, which a person or entity is required to pay, withhold or collect.

     "Tax Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes or the determination, assessment or collection of any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties, and any amendments or supplements to any of the foregoing.

     "Transfer Restriction Agreement" means that certain Transfer Restriction Agreement of the LLC dated as of May 1, 1995 among the LLC, Energy, WMI, Woodward and Kifer, as amended.

     "WMI Shareholders' Agreement" means that certain WMI Shareholders' Agreement dated March 1, 1999, among WMI, Woodward and Kifer.

     "WMI Stock" has the meaning set forth in Section 1.3.

     SECTION 12.2. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall survive the Closing Date and any investigation by the parties hereto, except that (i) the representations and warranties of WMI, Woodward and Kifer set forth in this Agreement or any document entered into in connection herewith (other than those in or in respect of Sections 1.3, 1.14 and 2.4) shall terminate on the expiration of eighteen (18) months after the Closing Date; and (ii) the agreements set forth in this Agreement or any document entered into in connection herewith shall survive the Closing indefinitely.

     SECTION 12.3. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by facsimile or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to the Atmos Entities:

          Atmos Energy Corporation
          1800 Three Lincoln Centre
          5430 LBJ Freeway
          Dallas, Texas 75240
          Attention:  Mr. John P. Reddy
          Facsimile:  (972) 855-3793

          With a copy to:

          Gibson, Dunn & Crutcher LLP
          2100 McKinney Avenue, Suite 1100
          Dallas, Texas 75201
          Attention:  Mr. Irwin Sentilles III
          Facsimile: (214) 698-3100

     (b)  If to WMI, Woodward or Kifer:

          Woodward Marketing, Inc.
          11251 Northwest Freeway, Suite 400
          Houston, Texas 77092
          Attention:  Mr. J.D. Woodward and James Kifer
          Facsimile:  (713) 688-5124

          With a copy to:

          Douglas K. Eyberg, Esq.
          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
          1000 Louisiana, Suite 1400
          Houston, Texas   77002
          Facsimile:  (713) 287-2100

     SECTION 12.4. Assignment. This Agreement is not assignable by any of the parties hereto; provided that Woodward and Kifer shall be permitted, in conjunction with a transfer of shares of WMI Stock to a trust or other entity created for estate planning purposes, to assign a corresponding portion of their respective rights under this Agreement to such trust or other entity prior to the Closing and to such extent, after any such permitted assignment the terms "Woodward" and "Kifer" shall also refer to such permitted assignees; provided that such assignment shall not relieve Woodward or Kifer of their respective obligations hereunder nor impose any obligations under Article XI on such permitted assignees.

     SECTION 12.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, an other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 12.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 12.7. Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 12.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 12.9. Construction; Headings. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In construing this Agreement:

     (a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

     (b) the word "includes" and its derivatives means "includes, but is not limited to," and corresponding derivative expressions;

     (c) a defined term has its defined meaning throughout this Agreement, and each exhibit, attachment, and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

     (d) the plural shall be deemed to include the singular, and vice versa;

     (e) each gender shall be deemed to include the other genders;

     (f) all references to prices, values or monetary amounts refer to United States dollars;

     (g) all references to articles, sections, paragraphs, clauses, exhibits, attachments or schedules refer to articles, sections, paragraphs and clauses of this Agreement, and to exhibits, attachments or schedules attached to this Agreement, unless expressly provided otherwise;

     (h) each schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any schedule, the provisions of the main body of this Agreement shall prevail;

     (i) the words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision, unless expressly so limited; and

     (j)  the word "or" is not exclusive.

     SECTION 12.10. Incorporation of Exhibits. The Exhibits hereto are incorporated herein by reference and made a part hereof for all purposes.

     SECTION 12.11. Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

                           [SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the Atmos Entities, WMI, Woodward and Kifer have executed this Agreement as of the date first written above by, in the case of Atmos, Energy and WMI, their respective officers thereunto duly authorized.


                              ATMOS ENERGY CORPORATION


                              By:  /s/  ROBERT W. BEST
                                 ----------------------------
                                   Robert W. Best
                                   Chairman of the Board,
                                   President and CEO

                              ATMOS ENERGY MARKETING, LLC


                              By:  /s/  ROBERT W. BEST
                                 ----------------------------
                                   Robert W. Best
                                   President

                              WOODWARD MARKETING, INC.


                              By:  /s/  J.D. WOODWARD, III
                                 ----------------------------
                                   J.D. Woodward, III
                                   President and Chairman of the Board


                                   /s/  J.D. WOODWARD, III
                              -------------------------------
                              J.D. Woodward, III

                                   /s/  LINDA LEE WOODWARD
                              -------------------------------
                              Linda Lee Woodward

                                   /s/  JAMES KIFER
                              -------------------------------
                              James Kifer

                                   /s/  RITA B. KIFER
                              -------------------------------
                              Rita B. Kifer